Exhibit 4.1

Published CUSIP Number:

CREDIT AGREEMENT

dated as of

April 20, 2004

among

CAESARS ENTERTAINMENT, INC.

The Lenders, Co-Documentation Agents, Co-Syndication Agents and Senior Managing Agents
Referred to Herein

and

BANK OF AMERICA, N.A.

as Administrative Agent

BANC OF AMERICA SECURITIES LLC

and

DEUTSCHE BANK SECURITIES, INC.

Joint Lead Arrangers and Joint Book Managers

ARTICLE I	DEFINITIONS

1.01	Definitions

1.02	Accounting Terms and Determinations

1.03	Types of Borrowings

ARTICLE II	THE CREDITS

2.01	Commitments to Lend

2.02	Notice of Borrowings

2.03	Swing Line Loans

2.04	Conversion and Continuation of Committed Loans

2.05	Notice to Lenders; Funding of Loans

2.06	Notes

2.07	Interest Rates

2.08	Upfront Fees

2.09	Unused Fees

2.10	Letter of Credit Fees

2.11	Optional Termination or Reduction of Commitments by the Borrower

2.12	Optional Termination of Commitments by the Lenders

2.13	Scheduled Termination of Commitments

2.14	Optional Prepayments and Mandatory Term Loan Payments

2.15	General Provisions as to Payments

2.16	Funding Losses

2.17	Computation of Interest and Fees

2.18	Withholding Tax Exemption

2.19	Letters of Credit

2.20	Regulation D Compensation

2.21	Increased Commitments; Additional Lenders

ARTICLE III	CONDITIONS

3.01	Borrowings and Issuances of Letters of Credit

3.02	Effectiveness

ARTICLE IV	REPRESENTATIONS AND WARRANTIES

4.01	Corporate Existence and Power

i

4.02	Corporate and Governmental Authorization; Contravention

4.03	Binding Effect

4.04	Financial Information

4.05	Litigation

4.06	Compliance with ERISA

4.07	Taxes

4.08	Significant Subsidiaries

4.09	Not an Investment Company

4.10	Environmental Matters

4.11	Full Disclosure

4.12	Solvency

4.13	Gaming Laws

ARTICLE V	COVENANTS

5.01	Information

5.02	Maintenance of Property; Insurance

5.03	Conduct of Business and Maintenance of Existence

5.04	Compliance with Laws

5.05	Inspection of Property, Books and Records

5.06	Negative Pledge

5.07	Consolidations, Mergers and Sales of Assets

5.08	Hostile Tender Offers

5.09	Use of Proceeds

5.10	Leverage Ratio

5.11	Interest Coverage Ratio

5.12	Limitations on Unrestricted Subsidiaries

ARTICLE VI	DEFAULTS

6.01	Events of Default

6.02	Notice of Default

6.03	Cash Cover

ARTICLE VII	THE ADMINISTRATIVE AGENT

7.01	Appointment and Authorization of Administrative Agent

7.02	Delegation of Duties

7.03	Liability of Administrative Agent

7.04	Reliance by Administrative Agent

7.05	Notice of Default

7.06	Credit Decision; Disclosure of Information by Administrative Agent

7.07	Indemnification of Administrative Agent

7.08	Administrative Agent in its Individual Capacity

7.09	Successor Administrative Agent

7.10	Administrative Agent May File Proofs of Claim

7.11	Other Agents; Arrangers and Managers

ARTICLE VIII	CHANGE IN CIRCUMSTANCES

8.01	Basis for Determining Interest Rate Inadequate or Unfair

8.02	Illegality

8.03	Increased Cost and Reduced Return

8.04	Base Rate Loans Substituted for Affected Euro-Dollar Loans

ARTICLE IX	MISCELLANEOUS

9.01	Notices

9.02	No Waivers

9.03	Expenses; Documentary Taxes; Indemnification

9.04	Amendments and Waivers

9.05	Successors and Assigns

9.06	Collateral

9.07	California Law; Submission to Jurisdiction

9.08	Counterparts; Integration

9.09	Several Obligations

9.10	Sharing of Set-Offs

9.11	WAIVER OF JURY TRIAL

9.12	Confidentiality

9.13	USA PATRIOT Act Notice

9.14	Removal of a Lender

9.15	Gaming Boards

9.16	Gaming Regulations

Schedule:

Schedule 1	-	Pricing Schedule

List of Exhibits:

Exhibit A	-	Form of Compliance Certificate
Exhibit B-1	-	Form of Term Note
Exhibit B-2	-	Form of Revolving Note
Exhibit C	-	Form of Pricing Certificate
Exhibit D	-	Form of Notice of Borrowings
Exhibit E-1	-	Form of Opinion of Sills Cummis Epstein & Gross, P.C.

Exhibit E-2	-	Form of Opinion of Latham & Watkins LLP

Exhibit F	-	Form of Assignment and Assumption Agreement

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of April 20, 2004, among CAESARS ENTERTAINMENT, INC., the Lenders listed on the signature pages hereto, Citicorp USA, Inc., Deutsche Bank Trust Company Americas, JPMorgan Chase Bank and Societe Generale, as Co-Syndication Agents, The Bank of Nova Scotia, Wachovia Bank, National Association and Wells Fargo Bank, N.A., as Co-Documentation Agents, Commerzbank AG, New York and Grand Cayman Branches and The Royal Bank of Scotland PLC, as Senior Managing Agents and Bank of America, N.A., as Administrative Agent.  Banc of America Securities LLC and Deutsche Bank Securities, Inc. are the Joint Lead Arrangers and Joint Book Managers for the Credit Agreement.

The Borrower has requested that the Lenders provide a revolving credit and a term loan facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS

1.01                           Definitions.  The following terms, as used herein, have the following meanings:

“Additional Lender” has the meaning set forth in Section 2.21.

“Administrative Agent” means Bank of America, N.A. in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Lender.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person that owns, directly or indirectly, 5% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation that has more than 100 record holders of such securities, or 5% or more of the partnership or other ownership interests of any other Person that has more than 100 record holders of such interests, will be deemed to control such corporation or other Person.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, Banc of

America Securities LLC), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” mean, collectively, the Administrative Agent, the Co-Syndication Agents, and the Co-Documentation Agents, and “Agent” means any of them.

“Applicable Lending Office” means, with respect to any Lender, (i) in the case of its Base Rate Loans, its Domestic Lending Office and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.

“Approved Fund” has the meaning set forth in Section 9.05(g).

“Assignment Agreement” means an Assignment and Assumption substantially in the form of Exhibit F.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm engaged to represent, or other external counsel to, the Administrative Agent (or, if the context clearly so requires, any Lender or any Indemnitee) in connection herewith or the transactions contemplated hereby.

“Authorized Officer” means any of the controller, the treasurer or the chief financial officer of the Borrower.

“Bank of America” means Bank of America, N.A., its successors and assigns.

“Base Rate” means, as of any date of determination, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the higher of (a) the Reference Rate in effect on such date (calculated on the basis of a year of 365 or 366 days and the actual number of days elapsed) and (b) the Federal Funds Rate in effect on such date (calculated on the basis of a year of 360 days and the actual number of days elapsed) plus ½ of 1% (50 basis points).

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Base Rate Margin” has the meaning set forth on Schedule 1.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrower” means Caesars Entertainment, Inc., a Delaware corporation formerly known as Park Place Entertainment Corporation, and its successors.

“Borrowing” means the aggregation of Loans of one or more Lenders to be made to the Borrower pursuant to Article II on a single date and, in the case of Borrowings consisting of Euro-Dollar Loans, for a single Interest Period.

“Change of Control” means the occurrence of a Rating Decline in connection with any of the following events: (i) upon any merger or consolidation of the Borrower with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Borrower, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction, any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of securities representing a majority of the total voting power of the aggregate outstanding securities of the transferee or surviving entity normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee or surviving entity, (ii) when any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated by The Securities and-Exchange Commission under said Act) of securities representing a majority of total voting power of the aggregate outstanding securities of the Borrower normally entitled to vote in the election of directors of the Borrower, (iii) when, during any period of 12 consecutive calendar months, individuals who were directors of the Borrower on the first day of such period (together with any new directors whose election by the board of directors of the Borrower or whose nomination for election by the stockholders of the Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Borrower, or (iv) the sale or disposition, whether directly or indirectly, by the Borrower of all or substantially all of its assets.

“Co-Documentation Agents” means The Bank of Nova Scotia, Wachovia Bank, National Association and Wells Fargo Bank, N.A., each in its capacity as documentation agent for the Lenders hereunder.  The capacity of the Co-Documentation Agents is titular in nature, and the Co-Documentation Agents shall have no obligations or liabilities under the Loan Documents by reason of acting in such capacity.

“Commitment” means for each Lender, such Lender’s Revolving Commitment and/or Term Loan Commitment.

“Commitments” means the Revolving Commitments and the Term Loan Commitments.

“Committed Loan” means a Loan made or to be made by a Lender pursuant to Section 2.01.

“Compliance Certificate” means a certificate, substantially in the form of Exhibit A, properly completed and signed by an Authorized Officer.

“Consolidated Debt” means at any date the Debt of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date, provided that Consolidated Debt shall exclude any Debt of the Borrower or a Subsidiary as to which cash and cash equivalents sufficient to provide for payment in full of such Debt at its scheduled maturity or at an earlier date at which it shall have been or may be called for redemption shall have been irrevocably deposited in trust for the benefit of the holders of such Debt or a representative of such holders, which deposit shall have resulted in the legal or in-substance defeasance thereof.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period before (i) income taxes, (ii) interest expense, (iii) depreciation and amortization, (iv) minority interest, (v) extraordinary losses or gains, (vi) Pre-Opening Expenses, and (vii) non-cash items, provided that, in calculating “Consolidated EBITDA”:

(a)                                  the operating results of each New Project which commences operations and records not less than one full fiscal quarter’s operations during the relevant period shall be annualized; and

(b)                                 Consolidated EBITDA shall be adjusted, on a pro forma basis, to include the operating results of each resort or casino property acquired by the Borrower and its Consolidated Subsidiaries during the relevant period and to exclude the operating results of each resort or casino property sold or otherwise disposed of by the Borrower and its Consolidated Subsidiaries, or whose operations are discontinued during the relevant period.

“Consolidated Interest Expense” means, for any period, net interest expense of the Borrower and its Consolidated Subsidiaries for such period, determined in accordance with generally accepted accounting principles, provided that in calculating “Consolidated Interest Expense” for any period, the interest expenses of the Borrower and its Consolidated Subsidiaries shall be adjusted for any acquisition or disposition of any resort or casino property acquired or sold or otherwise disposed of by the Borrower and its Consolidated Subsidiaries during the relevant period, on a pro forma basis, utilizing a reasonable methodology which shall be (i) proposed by the Borrower, (ii) consented to by the Administrative Agent at the time of such calculation, which consent shall not be unreasonably withheld, and (iii) not objected to in writing by the Required Lenders within the ten Domestic Business Days following notice of such methodology.

“Consolidated Net Income” means, for any period, the consolidated net income of the Borrower and its Consolidated Subsidiaries for such period.

“Consolidated Net Tangible Assets” means the total amount of assets of the Borrower and its Consolidated Subsidiaries, after deducting therefrom (a) all current liabilities of the Borrower and its Consolidated Subsidiaries (excluding (i) the current portion of long term indebtedness, (ii) inter-company liabilities, and (iii) any liabilities which are by their terms renewable or extendable at the option of the obligor thereon to a time more than twelve months from the time as of which the amount thereof is being computed), and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the latest consolidated balance sheet of the Borrower prepared in accordance with generally accepted accounting principles.

“Consolidated Subsidiary” means at any date any Subsidiary or, except as otherwise provided in Section 1.02(b), any other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements as of such date, excluding all Unrestricted Subsidiaries.

“Co-Syndication Agents” means Citicorp USA, Inc., Deutsche Bank Trust Company Americas, JPMorgan Chase Bank and Societe Generale in their capacity as co-syndication agents for the Lenders hereunder.  The capacity of the Co-Syndication Agents is titular in nature, and the Co-Syndication Agents shall have no obligations or liabilities under the Loan Documents by reason of acting in such capacity.

“Covered Subsidiary” means at any time any Restricted Subsidiary of the Borrower that has consolidated assets in an amount greater than $5,000,000.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all indebtedness or other obligations secured by a contractual Lien on any asset of such Person, whether or not such indebtedness or other obligations are otherwise an obligation of such Person, and (vi) all Guarantees made by such Person (including by way of provision of letters of credit or other contingent obligations) with respect to indebtedness or other obligations of any other Person which constitute “Debt” of a type or class described in clauses (i) through (v) of this definition.

“Debt Rating” means, as of any date of determination, the credit rating assigned as of the close of business on such date to the Borrower’s most senior unsecured public Debt (or if the Committed Loans should then be rated, the rating assigned to the Committed Loans) by a nationally recognized credit reporting agency selected by the Borrower, reasonably approved by the Administrative Agent and not objected to by the Required Lenders within five Business Days following notice of such designation.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Disqualification” means, with respect to any Lender: (a) the failure of that Person timely to file pursuant to applicable Gaming Laws (i) any application requested of that Person by any Gaming Board in connection with any licensing required of that Person as a lender to the Borrower or (ii) any required application or other papers in connection with determination of the suitability of that Person as a lender to the Borrower; (b) the withdrawal by that Person (except where requested or permitted by the Gaming Board) of any such application or other required papers; or (c) any final determination by a Gaming Board pursuant to applicable Gaming Laws (i) that such Person is “unsuitable” as a lender to the Borrower, (ii) that such Person shall be “disqualified” as a lender to the Borrower or (iii) denying the issuance to that Person of any license required under applicable Gaming Laws to be held by all lenders to the Borrower.

“Dollars” and the sign “$” mean lawful money of the United States.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City or Los Angeles are authorized or required by law to close.

“Domestic Lending Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 3.02.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Laws” means any and all statutes, regulations, permits, licenses or other governmental restrictions relating to the environment or to releases of petroleum or petroleum products, chemicals or toxic or hazardous substances or wastes into the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Euro-Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.

“Euro-Dollar Lending office” means, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Lender as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Administrative Agent.

“Euro-Dollar Loan” means a Loan that bears interest at a rate based on the Euro-Dollar Rate.

“Euro-Dollar Margin” has the meaning set forth on Schedule 1.

“Euro-Dollar Rate” means for any Interest Period with respect to any Euro-Dollar Loan:

(a)                                  the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Euro-Dollar Business Days prior to the first day of such Interest Period, or

(b)                                 if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Euro-Dollar Business Days prior to the first day of such Interest Period, or

(c)                                  if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Euro-Dollar Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Euro-Dollar Business Days prior to the first day of such Interest Period.

“Euro-Dollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System with deposits exceeding five billion Dollars in respect of “eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any bank to United States residents).

“Event of Default” has the meaning set forth in Section 6.01.

“Existing Credit Agreements” means that certain First Amended and Restated Multi-Year Credit Agreement dated as of August 12, 2003 among the Borrower, the lenders referred to therein and Bank of America, N.A., as administrative agent, and that certain Short Term Credit Agreement dated as of August 12, 2003 among the Borrower, the lenders referred to therein and Bank of America, N.A., as administrative agent, as the same may have been amended prior to the date hereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal

Reserve Bank of New York on the Domestic Business Day next succeeding such day; provided that (a) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (b) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Gaming Board” means, collectively, (a) the Nevada Gaming Commission, (b) the Nevada State Gaming Control Board, (c) the New Jersey Casino Control Commission, (d) the New Jersey Division of Gaming Enforcement, (e) the Mississippi Gaming Commission, (f) the Indiana Gaming Commission, and (g) any other Governmental Agency that holds regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by the Borrower or its Subsidiaries within its jurisdiction.

“Gaming Laws” means all laws pursuant to which any Gaming Board possesses regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by the Borrower or its Subsidiaries within its jurisdiction.

“Governmental Agency” means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body (including any Gaming Board) or (c) any court or administrative tribunal of competent jurisdiction.

“Granting Lender” has the meaning set forth in Section 9.05(h).

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or (ii) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), including by way of provision of letters of credit or other contingent obligations with respect thereto, provided that the term Guarantee shall not include (x) endorsements for collection or deposit in the ordinary course of business, (y) performance or completion guarantees or (z) agreements to keep-well or to maintain financial statement conditions.  The term “Guarantee” used as a verb has a corresponding meaning.

“IBOR Interest Period” means, with respect to any IBOR Rate Loan, each period commencing on the date such Swing Line Loan is made or continued or converted from a Base Rate Loan to an IBOR Rate Loan or the last day of the next preceding IBOR Interest Period with respect to such IBOR Rate Loan, and ending at least one day but no more than fifteen (15) days thereafter, as the Borrower may select as provided in Section 2.03(a).  Notwithstanding the foregoing: (a) each IBOR Interest Period shall end on a Domestic Business Day; (b) no IBOR

Interest Period may extend beyond the scheduled Termination Date; and (c) no more than four IBOR Interest Periods shall be in effect at the same time.

“IBOR Margin” has the meaning set forth on Schedule 1.

“IBOR Rate” means the interest rate at which Bank of America’s Grand Cayman Banking Center, Grand Cayman, British West Indies, would offer Dollar deposits for the applicable IBOR Interest Period to other major banks in the offshore Dollar interbank market.

“IBOR Rate Loan” means a Swing Line Loan that bears interest at a rate based on the IBOR Rate.

“Increased Commitment” has the meaning set forth in Section 2.21.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Interest Coverage Ratio” means, as of each date of determination, the ratio of (a) Consolidated EBITDA for the four fiscal quarters ending on that date, to (b) Consolidated Interest Expense for the same period.

“Interest Period” means, with respect to each Euro-Dollar Borrowing, the period commencing on the date of such Borrowing and ending one week or 1, 2, 3 or 6 months thereafter, as the Borrower may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided that:

(a)                                  any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

(b)                                 any Interest Period which begins on the last Euro-Dollar Business Day in a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day in the calendar month which is the last calendar month which commences in such Interest Period; and

(c)                                  any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date, or, if such date is not a Euro-Dollar Business Day, then on the next preceding Euro-Dollar Business Day.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Investment Grade” means that the Debt Rating assigned is a rating which, as reasonably determined by the Administrative Agent, would be the lowest rating granted by the relevant credit rating agency which is generally treated as “investment grade” in the ratings regime of that credit rating agency.

“Issuing Lender” means Bank of America, in its capacity as issuer of a Letter of Credit hereunder.

“Joint Lead Arrangers and Joint Book Managers” means Banc of America Securities LLC and Deutsche Bank Securities, Inc.  Following the date of this Agreement, the Joint Lead Arrangers and Joint Book Managers shall have no obligations or liabilities under the Loan Documents.

“LC Fee Rate” has the meaning set forth in Section 2.10.

“Lender” means each lender listed on the signature pages hereof and each Lender which accepts an assignment pursuant to Section 9.05, and their respective successors and shall include, as the context may require, the Issuing Lender in its capacity as Issuing Lender.

“Letter of Credit” means a letter of credit to be issued hereunder by the Issuing Lender in accordance with Section 2.19.

“Letter of Credit Commitment” means the lesser of (x) $250,000,000 and (y) the aggregate Commitments.

“Letter of Credit Liabilities” means, for any Lender and at any time, such Lender’s ratable participation in the sum of (x) the amounts then owing by the Borrower in respect of amounts drawn under Letters of Credit and (y) the aggregate amount then available for drawing under all Letters of Credit.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Debt on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such date.  For purposes of calculating the Leverage Ratio, Guarantees of indebtedness, up to an aggregate amount of $400,000,000, made by the Borrower shall be excluded from the calculation of Consolidated Debt, except for Guarantees of indebtedness that the Borrower is required to reflect as a liability on the Borrower’s financial statements at the end of each quarter pursuant to generally accepted accounting principles as in effect from time to time.  Should any amount of any Guarantee of indebtedness become due and payable, such amount shall be included in the Consolidated Debt calculation (without duplication of any amount otherwise included in Consolidated Debt).  Guarantees of indebtedness in excess of the aggregate $400,000,000 limit shall be included dollar-for-dollar in the calculation of Consolidated Debt for purposes of the Leverage Ratio definition.

“License Revocation” means the revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor or similar official with respect to, any casino, gambling or gaming license issued by any Gaming Board covering any casino or gaming facility of Borrower and its Restricted Subsidiaries.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.  For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means a Base Rate Loan, a Euro-Dollar Loan or an IBOR Rate Loan and “Loans” means Base Rate Loans, Euro-Dollar Loans or IBOR Rate Loans or any combination of the foregoing.

“Loan Documents” means this Agreement, the Notes, the Swing Line Note and each other instrument, document or agreement now or hereafter executed by the parties in furtherance of this Agreement.

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $25,000,000.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“New Project” means each new hotel - casino, casino or resort project (as opposed to any project which consists of an extension or redevelopment of an operating hotel, casino or resort) having a development and construction budget in excess of $25,000,000 which hereafter receives a certificate of completion or occupancy and all relevant gaming and other licenses, and in fact commences operations.

“Non-Recourse Debt” means Debt in respect of which the recourse of the holder of such Debt is limited to the assets securing such Debt and such Debt does not constitute the general obligation of the Borrower or any Subsidiary.

“Notes” means promissory notes of the Borrower, substantially in the form of Exhibit B hereto, evidencing the obligation of the Borrower to repay the Loans, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” means a Notice of Borrowing (as defined in Section 2.02).

“Notice of Conversion/Continuation” has the meaning set forth in Section 2.04.

“Notice of Issuance” has the meaning set forth in Section 2.19 (b).

“Obligations” means all present and future obligations of every kind or nature of the Borrower at any time and from time to time owed to the Administrative Agent, the Issuing Lender, the Swing Line Lender or the Lenders or any one or more of them, under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any proceeding of the type specified in clause (g) or (h) of Section 6.01 by or against the Borrower, whether or not allowed as a claim in such proceeding.

“Parent” means, with respect to any Lender, any Person controlling such Lender.

“Participant” has the meaning set forth in Section 9.05(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Pre-Opening Expenses” means, with respect to any fiscal period, the amount of expenses (other than Consolidated Interest Expense) incurred with respect to capital projects which are classified as “pre-opening expenses” on the applicable financial statements of the Borrower and its Consolidated Subsidiaries for such period, prepared in accordance with generally accepted accounting principles.

“Pricing Certificate” means a Pricing Certificate substantially in the form of Exhibit C hereto, properly completed and signed by an Authorized Officer of the Borrower.

“Pricing Period” means (a) the period beginning on the Effective Date and ending on the last day of the next succeeding February, May, August, or November, and (b) each subsequent period of three months beginning on the first day of each March, June, September and December and ending on the last day of the succeeding May, August, November and February.

“Pro Rata Share” means, with respect to any Commitment of a Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the respective Commitment of such Lender at such time and the denominator of which is the amount of the aggregate amount of such Commitments at such time.

“Public Notice” means, without limitation, any filing or report made in accordance with the requirements of the Securities and Exchange Commission (or any successor), any press release or public announcement made by the Borrower or any written notice the Borrower gives to the Administrative-Agent or the Lenders.

“Rating Decline” means the occurrence on any date on or within 90 days after the date of the first Public Notice of (i) the occurrence of an event described in clauses (i)-(iv) of the definition of “Change of Control” or (ii) the intention by the Borrower to effect such an event (which 90-day period shall be extended so long as the Debt Rating is under publicly announced consideration for possible downgrade by the applicable credit reporting agency) of a decrease in the Debt Rating to below Investment Grade.

“Reference Rate” means the rate of interest publicly announced from time to time by Bank of America as its “prime rate” or the similar prime rate or reference rate announced by any successor Administrative Agent.  Bank of America’s prime rate is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in the Reference Rate announced by Bank of America or any successor Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Register” has the meaning set forth in Section 9.05(c).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Required Lenders” means at any time Lenders having at least 51% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, holding at least 51% of the sum of the aggregate unpaid principal amount of the Loans and the aggregate amount of Letter of Credit Liabilities.

“Restricted Subsidiary” means (a) each Subsidiary of the Borrower existing as of the Effective Date and (b) each Subsidiary of the Borrower formed or acquired following the Effective Date which is not designated by the Borrower as an Unrestricted Subsidiary.

“Revolving Commitment” means, as to each Revolving Lender, the commitment of that Lender to make Loans and to participate in Letters of Credit and Swing Line Loans, in each case as such amount may be reduced from time to time pursuant to Section 2.11, 2.12 or 2.13, or increased pursuant to Section 2.21.  As of the Effective Date, the aggregate amount of the Revolving Commitments under this Agreement is $1,300,000,000 and the respective Pro Rata Shares of the Revolving Lenders with respect to the Revolving Commitment are set forth in the records of the Administrative Agent.  As of the Effective Date, each Revolving Lender has made a Revolving Commitment which is equal to the amount of the Revolving Note issued to that Lender on the Effective Date.

“Revolving Credit Period” means the period from and including the Effective Date to but not including the Termination Date.

“Revolving Lender” means each Lender that holds a Revolving Commitment.

“Revolving Loan” means each Loan made by a Revolving Lender under the Revolving Commitment.

“Revolving Note” means the promissory note made by the Borrower to a Revolving Lender evidencing that Lender’s Pro Rata Share of the Revolving Commitment, substantially in the form of Exhibit B-2, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

“Significant Subsidiary” means each Restricted Subsidiary of the Borrower at any time having (i) at least 10% of the total consolidated assets of the Borrower and its Restricted

Subsidiaries (determined as of the last day of the most recent fiscal quarter of the Borrower) or (ii) at least 10% of the consolidated revenues of the Borrower and its Restricted Subsidiaries for the fiscal year of the Borrower then most recently ended.

“Solvent” as to any Person shall mean that (a) the sum of the assets of such Person, both at a fair valuation and at present fair saleable value, exceeds its liabilities, including its probable liability in respect of contingent liabilities, (b) such Person will have sufficient capital with which to conduct its business as presently conducted and as proposed to be conducted and (c) such Person has not incurred debts, and does not intend to incur debts, beyond its ability to pay such debts as they mature.  For purposes of this definition, “debt” means any liability on a claim, and “claim” means (x) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (y) a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.  With respect to any such contingent liabilities, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning set forth in Section 9.05(h).

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

“Superior Investment Grade” means that the Debt Rating assigned by the relevant credit rating agency is a rating which, as reasonably determined by the Administrative Agent, would be a rating which is higher than the Debt Rating which is the Investment Grade debt rating in the ratings regime of that credit rating agency.

“Swing Line” means the revolving line of credit established by the Swing Line Lender in favor of Borrower pursuant to Section 2.03.

“Swing Line Documents” means the Swing Line Note and any other documents executed by Borrower in favor of the Swing Line Lender in connection with the Swing Line.

“Swing Line Lender” means, when acting in such capacity, Bank of America, its successors and assigns.

“Swing Line Loans” means Loans made by the Swing Line Lender to Borrower pursuant to Section 2.03.

“Swing Line Note” means the promissory note made by the Borrower to the Swing Line Lender evidencing the Swing Line Outstandings.

“Swing Line Outstandings” means, as of any date of determination, the aggregate principal indebtedness of the Borrower on all Swing Line Loans then outstanding.

“Term Loan” has the meaning set forth in Section 2.01(a).

“Term Loan Commitment” means, as to each Term Loan Lender, the commitment of that Lender to make its Term Loan, as such amount may be increased pursuant to Section 2.21.  As of the Effective Date, the Term Loan Commitment is $700,000,000 and the respective Pro Rata Shares of the Lenders with respect to the Term Loan Commitment are set forth in the records of the Administrative Agent.

“Term Loan Lender” means each Lender that holds Term Loan and/or a Term Loan Commitment.

“Term Note” means the promissory note made by the Borrower to a Term Loan Lender evidencing that Lender’s Pro Rata Share of the Term Loan Commitment, substantially in the form of Exhibit B-1, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

“Termination Date” means April 20, 2009, or if such day is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“Unrestricted Subsidiary” means any Subsidiary created after the Effective Date designated by the Borrower to be an Unrestricted Subsidiary by a then effective written notice to the Administrative Agent; provided that Borrower may, by written notice to the Administrative Agent, terminate any such designation if (i) at least one year has passed since Subsidiary was designated as an Unrestricted Subsidiary and (ii) no Default or Event of Default then exists or would result therefrom, whereupon such Unrestricted Subsidiary shall become a Restricted Subsidiary hereunder.

“Unused Fee Rate” means the percentage per annum set forth in Schedule 1 as the Unused Fee Rate.

1.02                           Accounting Terms and Determinations.

(a)                                  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants and disclosed in such financial statements) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lenders; provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article V to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article V for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

(b)                                 Notwithstanding the foregoing, no entity that is consolidated with the Borrower solely as a result of the application of the Financial Accounting Standard Board’s Interpretation 46 (Consolidation of Variable Interest Entities), as amended or revised from time to time (“FIN 46”) and that does not otherwise satisfy the criteria of the definition of the term “Subsidiary” shall be deemed to be a Subsidiary of the Borrower for any purpose of this Agreement.  Accordingly, neither the earnings nor the Debt of any such entity shall be included in the calculation of the financial covenants hereunder nor shall any such entity be subject to any other provisions of this Agreement solely as a result of FIN 46.  If, however, the Debt of any such entity is recourse to the Borrower or any Restricted Subsidiary of the Borrower, such Debt shall be included in the calculation of the financial covenants hereunder.  For the avoidance of doubt, any entity that satisfies the criteria of the definition of the term “Subsidiary” shall be treated as such for all purposes of this Agreement.

1.03                           Types of Borrowings.  Borrowings are classified for purposes of this Agreement either by reference to the pricing of Loans comprising such Borrowing (e.g., a “Euro-Dollar Borrowing” is a Borrowing comprised of Euro-Dollar Loans) or by reference to the provisions of Article II under which participation therein is determined (i.e., a “Committed Borrowing” is a Borrowing under Section 2.01 in which all Lenders participate in proportion to their commitments).

ARTICLE II

THE CREDITS

2.01                           Commitments to Lend.

(a)                                  Subject to the terms and conditions set forth in this Agreement, each Term Loan Lender severally agrees to lend to the Borrower its Pro Rata Share of the Term Loan Commitment (each individually, a “Term Loan” and, collectively, the “Term Loans”).  Subject to Section 2.21, the Term Loans shall be made by the Term Loan Lenders on the Effective Date.  The Term Loans shall be made by the Term Loan Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Term Loan Lender shall be responsible for any failure by any other Term Loan Lender to perform its obligation to make any Term Loan hereunder nor shall the Term Loan Commitment of any Term Loan Lender be increased or decreased as a result of any such failure.  Once repaid, Term Loans may not be reborrowed.

(b)                                 During the Revolving Credit Period each Revolving Lender severally agrees, on the terms and conditions set forth in this Agreement, to lend to the Borrower pursuant to this Section from time to time amounts such that (a) the aggregate outstanding principal amount of such Lender’s Revolving Loans and such Lender’s Pro Rata Share of outstanding Swing Line Loans and Letter of Credit Liabilities at any one time outstanding shall not exceed the amount of such Lender’s Revolving Commitment, and (b) the aggregate principal outstanding amount of all Revolving Loans and Swing Line Loans plus the Letter of Credit Liabilities shall not exceed the aggregate Revolving Commitments.  Each Borrowing under this Section shall be in an aggregate principal amount of $10,000,000 or any larger multiple of $1,000,000; and each Borrowing of Revolving Loans shall be made from the several Revolving Lenders ratably in proportion to their respective Pro Rata Shares of the Revolving Commitment.  Within the foregoing limits, the Borrower may borrow under this Section, repay, or to the extent permitted by Section 2.14, prepay Revolving Loans and reborrow at any time on or prior to the Termination Date under this Section.  The Revolving Loans shall mature, and the principal amount thereof shall be due and payable, on the Termination Date.

2.02                           Notice of Borrowings.  The Borrower shall give the Administrative Agent notice (a “Notice of Borrowing”), substantially in the form of Exhibit D hereto, not later than 9:00 A.M. (California local time) on (y) the date of each Base Rate Borrowing and (z) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

(a)                                  the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing;

(b)                                 the aggregate amount of such Borrowing;

(c)                                  whether the Loans comprising such Borrowing are to be Base Rate Loans or Euro-Dollar Loans; and

(d)                                 in the case of a Euro-Dollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

Not more than twelve Committed Borrowings which are Euro-Dollar Borrowings having different Interest Periods shall be outstanding at any time.

2.03                           Swing Line Loans.

(a)                                  The Swing Line Lender shall from time to time from the Effective Date through the day prior to the Termination Date make Swing Line Loans in Dollars to Borrower in such amounts as Borrower may request, provided that (i) after giving effect to such Swing Line Loan, (A) the aggregate Swing Line Outstandings shall not exceed $30,000,000 and (B) the aggregate principal outstanding amount of all Revolving Loans and Swing Line Loans plus the Letter of Credit Liabilities shall not exceed the aggregate Revolving Commitments, (ii) without the consent of all of the Revolving Lenders, no Swing Line Loan may be made during the continuation of any Default or Event of Default and (iii) the Swing Line Lender has not given at least twenty-four hours prior notice to Borrower that availability under the Swing Line is suspended or terminated.  Borrower may borrow, repay and reborrow under this Section.  Unless notified to the contrary by the Swing Line Lender, borrowings under the Swing Line may be made in amounts which are integral multiples of $500,000 and, in the case of an IBOR Rate Loan, for the IBOR Interest Period selected by the Borrower, upon telephonic request by the Borrower made to the Administrative Agent not later than 10:00 A.M. (California local time) in the case of requests for Swing Line Loans bearing interest by reference to the IBOR Rate or 1:00 P.M. (California local time) in the case of requests for Swing Line Loans bearing interest by reference to the Base Rate, on the Domestic Business Day of the requested Swing Line Loan (which telephonic request shall be promptly confirmed in writing by telecopier).  Promptly after receipt of such a request for a Swing Line Loan, the Administrative Agent shall provide telephonic verification to the Swing Line Lender that the requested Swing Line Loan is in conformity with this Section.  Unless the Swing Line Lender otherwise agrees, each repayment of a Swing Line Loan shall be in an amount which is an integral multiple of $500,000.  If Borrower instructs the Swing Line Lender to debit its demand deposit account at the Swing Line Lender in the amount of any payment with respect to a Swing Line Loan, or the Swing Line Lender otherwise receives repayment, after 3:00 p.m. (California local time), on a Domestic Business Day, such payment shall be deemed received on the next Domestic Business Day.  The Swing Line Lender shall promptly notify the Administrative Agent of the Swing Line Outstandings each time there is a change therein.

(b)                                 The Swing Line Lender shall be responsible for submitting invoices to Borrower for such interest.  The interest payable on Swing Line Loans shall be solely for the account of the Swing Line Lender unless and until the Lenders fund their participations therein pursuant to clause (d) of this Section.

(c)                                  All Swing Line Loans bearing interest by reference to the Base Rate shall be payable on demand made by the Swing Line Lender and in any event on the Termination Date, and all IBOR Rate Loans shall be payable on the maturity of the relevant IBOR Interest Period and in any event on the Termination Date.

(d)                                 Upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to have purchased from the Swing Line Lender a participation therein in an amount equal to that Lender’s Pro Rata Share of the Revolving Commitment of such Swing Line Loan.  Upon demand made by the Swing Line Lender, each Revolving Lender shall, according to its Pro Rata Share of the Revolving Commitment, promptly provide to the Swing Line Lender its purchase price therefor in an amount equal to its participation therein.  The obligation of each Revolving Lender to so provide its purchase price to the Swing Line Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default or Event of Default.  Each Revolving Lender that has provided to the Swing Line Lender the purchase price due for its participation in Swing Line Loans shall thereupon acquire a pro rata participation, to the extent of such payment, in the claim of the Swing Line Lender against Borrower for principal and interest and shall share, in accordance with that pro rata participation, in any principal payment made by Borrower with respect to such claim and in any interest payment made by Borrower (but only with respect to periods subsequent to the date such Lender paid the Swing Line Lender its purchase price) with respect to such claim.

(e)                                  In the event that the Swing Line Outstandings are in excess of $10,000,000 on three consecutive Domestic Business Days then, on the next Domestic Business Day (unless Borrower has made other arrangements acceptable to the Swing Line Lender to reduce the Swing Line Outstandings below $10,000,000), Borrower shall request a Borrowing of Revolving Loans in an amount sufficient to reduce the Swing Line Outstandings below $10,000,000.  In addition, upon the expiry of any IBOR Interest Period or any demand for payment of any Swing Line Outstandings by the Swing Line Lender (unless Borrower has made other arrangements acceptable to the Swing Line Lender to reduce the Swing Line Outstandings to $0), Borrower shall request a Borrowing of Revolving Loans in an amount sufficient to repay all Swing Line Outstandings (and, for this purpose, the limitations as to the minimum amounts of Base Rate Borrowings set forth in Section 2.01(b) shall not apply).  In each case, the Administrative Agent shall automatically provide the responsive Loans made by each Revolving Lender to the Swing Line Lender (which the Swing Line Lender shall then apply to the Swing Line Outstandings).  In the event that Borrower fails to request a Borrowing within the time specified by Section 2.02 on any such date, the Administrative Agent may, but shall not be required to, without notice to or the consent of Borrower, cause Revolving Loans to be made by the Revolving Lenders under their Revolving Commitments in amounts which are sufficient to reduce the Swing Line Outstandings as required above.  The conditions precedent set forth in Section 3.01 shall not apply to Revolving Loans to be made by the Revolving Lenders pursuant to the three preceding sentences.  The proceeds of such Revolving Loans shall be paid directly to the Swing Line Lender for application to the Swing Line Outstandings.

2.04                           Conversion and Continuation of Committed Loans.  Subject to the provisions of this Article II governing the making of Euro-Dollar Loans, Borrower shall have the option at any time (i) to convert all or any part of its outstanding Committed Loans equal to $10,000,000 and integral multiples of $1,000,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Committed Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a Euro-Dollar Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $100,000 in excess of that amount as a Euro-Dollar Loan; provided, however, that a Euro-Dollar Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

Borrower shall deliver, to the Administrative Agent, notice of any such conversion or continuation, substantially in the form of Exhibit D (each a “Notice of Conversion/Continuation”), no later than 9:00 A.M. (California local time) at least one Domestic Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Euro-Dollar Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Euro-

Dollar Loan).  A Notice of Conversion/Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Domestic Business Day in the case of Base Rate Loans and a Euro-Dollar Business Day, in the case of conversion to or continuation of Euro-Dollar Loans), (ii) the amount and type of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a Euro-Dollar Loan, the requested Interest Period, and (v) in the case of a conversion to, or a continuation of, a Euro-Dollar Loan, that no Default or Event of Default has occurred and is continuing.  If the Borrower fails to give a timely Notice of Conversion/Continuation with respect to any Euro-Dollar Loans, then the applicable Committed Loans shall be converted to Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Euro-dollar Loans, subject to the Borrower’s right to thereafter convert such Base Rate Loans to Euro-Dollar Loans pursuant to this Section 2.04.

2.05                           Notice to Lenders; Funding of Loans.

(a)                                  Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(b)                                 Not later than 11:00 A.M. (California local time) on the date of each Borrowing, each Lender participating therein shall (except as provided in subsection (c) of this Section) make available its share of such Borrowing in Dollars, in federal or other funds immediately available to the Administrative Agent at its address referred to in Section 9.01.  Unless the Administrative Agent determines that any applicable condition specified in Article III has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address or place.

(c)                                  If any Lender makes a new Loan hereunder on a day on which the Borrower is to repay all or any part of an outstanding Loan from such Lender, such Lender shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Lender to the Administrative Agent as provided in subsection (b), or remitted by the Borrower to the Administrative Agent as provided in Section 2.15, as the case may be.

(d)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsections (b) and (c) of this Section 2.05 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.07 and (ii) in the case of such Lender, the Federal Funds Rate.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.  If the Borrower pays interest under this subsection (d) at the Federal Funds Rate and the Federal Funds Rate is higher than the interest rate applicable thereto pursuant to Section 2.07, the applicable Lender shall pay the Borrower the difference between such rates.

2.06                           Notes.

(a)                                  The Term Loans and the Revolving Loans of each Lender shall each be evidenced by a single Note, substantially in the form of Exhibits B-1 and B-2 hereto, payable to the order of such Lender for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Lender’s Term Loan and Revolving Commitment, respectively.

(b)                                 Upon receipt of each Lender’s Notes pursuant to Section 3.02(b), the Administrative Agent shall forward such Notes to such Lender.  Each Lender shall record the date, amount, type and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Lender so elects in connection with any transfer or enforcement of its Notes, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes.  Each Lender is hereby irrevocably authorized by the Borrower so to endorse its Notes and to attach to and make a part of its Note a continuation of any such schedule as and when required.

2.07                           Interest Rates.

(a)                                  Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day plus any applicable Base Rate Margin.  Such interest shall be payable on the last Domestic Business Day of each calendar quarter in arrears and on the Termination Date.  Any overdue principal of or interest on any Base Rate Loan shall, at the option of the Required Lenders, bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of the Base Rate plus any applicable Base Rate Margin plus 2% per annum.

(b)                                 Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of (a) the Euro-Dollar Margin for such day plus (b) the applicable Euro-Dollar Rate for such Interest Period.  Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

(c)                                  Any overdue principal of or interest on any Euro-Dollar Loan shall, at the option of the Required Lenders, bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of the Euro-Dollar Rate otherwise applicable to such Loan plus 2% plus the Euro-Dollar Margin for such day (or, if the circumstances described in clause (a) or (b) of Section 8.01 shall exist, at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day).

(d)                                 Swing Line Loans shall bear interest at a fluctuating rate per annum equal to the Base Rate plus any applicable Base Rate Margin or at the IBOR Rate plus the IBOR Margin.  Interest on the Swing Line Loans bearing interest by reference to the Base Rate shall be payable on such dates, not more frequent than monthly, as may be specified by the Swing Line Lender and in any event on the Termination Date.  Interest on the IBOR Rate Loans shall be payable on the last day of the applicable IBOR Interest Period.  Any overdue principal of or interest on any Swing Line Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of the Base Rate plus any applicable Base Rate Margin plus 2% per annum for such day.

(e)                                  The Administrative Agent shall determine in accordance with the provisions of this Agreement each interest rate applicable to the Loans hereunder.  The Administrative Agent shall give prompt notice to the Borrower and the participating Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

2.08                           Upfront Fees.  On the date upon which this Agreement is executed, the Borrower shall pay to the Administrative Agent for the account of each Lender upfront fees in the amounts previously agreed to by the Borrower and posted on Intralinks by the Joint Lead Arrangers and Joint Book Managers.  Such upfront fees are for the Commitments by each Lender under this Agreement and are fully earned when paid.  The upfront fees paid to each Lender are solely for its own account and are nonrefundable.

2.09                           Unused Fees.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Share, an unused fee at the Unused Fee Rate times the actual daily amount by which the aggregate Revolving Commitments exceed the sum of (i) the outstanding principal amount of Revolving Loans and (ii) the outstanding amount of Letter of Credit Liabilities.  The unused fee shall accrue at all times during the Revolving Credit Period, including at any time during which one or more of the conditions in Section 3.01 is not met, and shall be due and payable quarterly in arrears on the last Domestic Business Day of each March, June, September and December, commencing with the first such date to occur after the Effective Date, and on the Termination Date.  The unused fee shall be calculated quarterly in arrears, and if there is any change in the Unused Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Unused Fee Rate separately for each period during such quarter that such Unused Fee Rate was in effect.

2.10                           Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent (i) for the account of the Revolving Lenders ratably a Letter of Credit fee accruing daily on the aggregate amount then available for drawing under all Letters of Credit at a rate per annum determined in accordance with Schedule 1 (the “LC Fee Rate”) and (ii) for the account of the

Issuing Lender a Letter of Credit fronting fee accruing daily on the aggregate amount then available for drawing under all Letters of Credit issued by the Issuing Lender at the rate of 0.125% per annum.  Letter of Credit fees shall be payable quarterly in arrears on the last day of each March, June, September and December following the Effective Date and upon the date of termination of the Commitments in their entirety and are non-refundable.  In addition, the Borrower shall pay directly to the Issuing Lender for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Lender relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

2.11                           Optional Termination or Reduction of Commitments by the Borrower.  During the Revolving Credit Period, the Borrower may, upon at least five Domestic Business Days’ notice to the Administrative Agent, (i) terminate the Revolving Commitments at any time, if no Revolving Loans, Swing Line Loans or Letter of Credit Liabilities are outstanding at such time or (ii) ratably and permanently reduce from time to time by an aggregate amount of $25,000,000 or any larger amount in multiples of $1,000,000, the aggregate amount of the Revolving Commitments in excess of the sum of the aggregate outstanding principal balance of the Revolving Loans, the Swing Line Loans and the aggregate amount of Letter of Credit Liabilities.

2.12                           Optional Termination of Commitments by the Lenders.  Following the occurrence of a Change of Control, the Required Lenders may in their sole and absolute discretion elect, during the sixty day period immediately subsequent to the later of (a) such occurrence and (b) the earlier of (i) receipt of the Borrower’s written notice to the Administrative Agent of such occurrence and (ii) if no such notice has been received by the Administrative Agent, the date upon which the Administrative Agent and the Lenders have actual knowledge thereof, to terminate all of the Commitments.  In any such case the Commitments shall be terminated effective on the date which is sixty days subsequent to the date of written notice from the Administrative Agent to the Borrower thereof, and (i) to the extent that there is then any Debt evidenced by the Notes or the Swing Line Note, the same shall be immediately due and payable, and (ii) to the extent that any Letters of Credit are then outstanding, Borrower shall provide cash collateral for the same.

2.13                           Scheduled Termination of Commitments.  The Commitments shall terminate on the Termination Date and any Committed Loans and Swing Line Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

2.14                           Optional Prepayments and Mandatory Term Loan Payments.

(a)                                  Subject in the case of any Euro-Dollar Borrowing to Section 2.16, the Borrower may, upon at least one Domestic Business Day’s notice to the Administrative Agent, prepay any Base Rate Borrowing or upon at least three Euro-Dollar Business Days’ notice to the Administrative Agent, with respect to any Euro-Dollar Borrowing, prepay any Euro-Dollar Borrowing, in each case in whole at any time, or from time to time in part in amounts aggregating $10,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.  Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders included in such Borrowing.  Prepayments of Term

Loans shall be applied to installments of the Term Loans in the inverse order of maturity.  Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each applicable Lender of the contents thereof and of such Lender’s Pro Rata Share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.

(b)                                 The Borrower shall make repayments of the Term Loans on the last day of each fiscal quarter of the Borrower set forth below in the amount set forth opposite such date:

Fiscal Quarter Ending	Percentage of Term Loans Outstanding on Effective Date

June 30, 2006 through and including March 31, 2007	0.50%

June 30, 2007 through and including March 31, 2008	0.75%

June 30, 2008 through and including March 31, 2009	3.75%

In the event that the outstanding principal amount of Term Loans shall be increased pursuant to Section 2.21, the applicable percentage set forth above will be applied to the amount of such increase.

2.15                           General Provisions as to Payments.

(a)                                  The Borrower shall make each payment of principal of, and interest on, Loans and Letter of Credit Liabilities and of fees hereunder, in Dollars not later than 11:00 A.M. (California local time) on the date when due, in Federal or other immediately available funds, to the Administrative Agent at its address referred to in Section 9.01, without offset or counterclaim. The Administrative Agent will promptly distribute to each Lender its ratable share of each such payment received by the Administrative Agent for the account of the Lenders, in Dollars and in the type of funds received by the Administrative Agent.  Whenever any payment of principal of, or interest on, the Base Rate Loans, IBOR Rate Loans or Letter of Credit Liabilities or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day.  Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day.  If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b)                                 Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

2.16                           Funding Losses.  If the Borrower makes any payment of principal with respect to any Euro-Dollar Loan (pursuant to Article VI or VIII or otherwise) on any day other than the last day of the Interest Period applicable thereto, or if the Borrower fails to borrow any Euro-Dollar Loans after notice has been given to any Lender in accordance with Section 2.05(a), the Borrower shall reimburse each Lender within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, provided that such Lender shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

2.17                           Computation of Interest and Fees.  Interest based on the Reference Rate and all fees hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

2.18                           Withholding Tax Exemption.  At least five Domestic Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to each of the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8 ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes.

Each Lender which so delivers a Form W-8 ECI further undertakes to deliver to each of the Borrower and the Administrative Agent two additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Administrative Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

2.19                           Letters of Credit.

(a)                                  Subject to the terms and conditions hereof, the Issuing Lender agrees to issue Letters of Credit hereunder from time to time before the tenth day before the Termination Date upon the request of the Borrower; provided that, immediately after each Letter of Credit is issued, (i) the aggregate amount of the Letter of Credit Liabilities shall not exceed the Letter of Credit Commitment and (ii) the aggregate amount of the Letter of Credit Liabilities plus the aggregate outstanding amount of all Revolving Loans and Swing Line Loans shall not exceed the aggregate amount of the Revolving Commitments.  Upon the date of issuance of a Letter of Credit, the Issuing Lender shall be deemed, without further action by any party hereto, to have sold to each Revolving Lender, and each Revolving Lender shall be deemed, without further action by any party hereto, to have purchased from the Issuing Lender, a participation in such Letter of Credit and the related Letter of Credit Liabilities in its Pro Rata Share of the Revolving Commitments.  On the Effective Date, each letter of credit issued by Bank of America as issuing lender for the Lenders under the Existing Credit Agreements shall be deemed re-issued as a Letter of Credit hereunder without further action by the parties, and the Revolving Lenders hereunder shall thereupon acquire ratable risk participations therein in accordance with this Section.

(b)                                 The Borrower shall give the Issuing Lender notice at least five days prior to the requested issuance of a Letter of Credit specifying the date such Letter of Credit is to be issued, and describing the terms of such Letter of Credit and the nature of the transactions to be supported thereby (such notice, including any such notice given in connection with the extension of a Letter of Credit, a “Notice of Issuance”) and shall concurrently submit to the Issuing Bank a letter of credit application on the Issuing Bank’s then standard form for the issuance of letters of credit.  Upon receipt of a Notice of Issuance, the Issuing Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Revolving Lender of the contents thereof and of the amount of such Revolving Lender’s participation in such Letter of Credit.  The issuance by the Issuing Lender of each Letter of Credit shall, in addition to the conditions precedent set forth in Article III, be subject to the conditions precedent that such Letter of Credit shall be in such form and contain such terms as shall be satisfactory to the Issuing Lender and that the Borrower shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the Issuing Lender shall have reasonably requested.  The Borrower shall also pay to the Issuing Lender for its own account issuance, drawing, amendment and extension charges in the amounts and at the times as agreed between the Borrower and the Issuing Lender.  The extension or renewal of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit, and if any Letter of Credit contains a provision pursuant to which it is deemed to be extended unless notice of termination is given by the Issuing Lender, the Issuing Lender shall timely give such notice of termination unless it has theretofore timely received a Notice of Issuance and the other conditions to issuance of a Letter of Credit have also theretofore been met with respect to such extension.  No Letter of Credit shall have a term extending or be so extendible beyond the fifth Domestic Business Day preceding the Termination Date.

(c)                                  Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Lender shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Revolving Lender as to the amount to be paid as a result of such demand or drawing and the payment date.  The Borrower shall be irrevocably and unconditionally obligated forthwith to reimburse the Issuing Lender for any amounts paid by the Issuing Lender upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind.  All such amounts paid by the Issuing Lender and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day.  In addition, each Revolving Lender will pay to the Administrative Agent, for the account of the Issuing Lender, immediately upon the Issuing Lender’s demand at any time during the period commencing after such drawing until reimbursement therefor in full by the Borrower, an amount equal to such Revolving Lender’s Pro Rata Share of such drawing together with interest on such amount for each day from the date of the Issuing Lender’s demand for such payment (or, if such demand is made after 9:00 A.M. (California local time) on such date, from the next succeeding Domestic Business Day) to the date of payment by such Revolving Lender of such amount at a rate of interest per annum equal to the Federal Funds Rate.  The Issuing Lender will promptly pay to each Revolving Lender ratably all amounts received from the Borrower for application in payment of its reimbursement obligations in respect of any Letter of Credit, but only to the extent such Revolving Lender has made payment to the Issuing Lender in respect of such Letter of Credit pursuant hereto.

(d)                                 The obligations of the Borrower and each Revolving Lender under subsection (c) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

(i)                                     any lack of validity or enforceability of this Agreement or any Letter of Credit or any document related hereto or thereto;

(ii)                                  any amendment, waiver of or any consent to departure from all or any of the provisions of this Agreement, any Letter of Credit or any document related hereto or thereto;

(iii)                               the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);

(iv)                              the existence of any claim, set-off, defense or other rights that the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting), the Revolving Lenders

(including the Issuing Lender) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(v)                                 any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(vi)                              payment under a Letter of Credit to the beneficiary of such Letter of Credit against presentation to the Issuing Lender of a draft or certificate that does not comply with the terms of the Letter of Credit; or

(vii)                           any other act or omission to act or delay of any kind by any Revolving Lender (including the Issuing Lender), the Administrative Agent or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this subsection (vii), constitute a legal or equitable discharge of the Borrower’s or the Lender’s obligations hereunder.

(e)                                  The Borrower hereby indemnifies and holds harmless each Revolving Lender (including the Issuing Lender) and the Administrative Agent from and against any and all claims, damages, losses, liabilities, costs or expenses which such Revolving Lender or the Administrative Agent may incur (including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the Issuing Lender may incur by reason of or in connection with the failure of any other Revolving Lender to fulfill or comply with its obligations to the Issuing Lender hereunder (but nothing herein contained shall affect any rights the Borrower may have against such defaulting Revolving Lender)), and none of the Revolving Lenders (including the Issuing Lender) nor the Administrative Agent nor any of their officers or directors or employees or agents shall be liable or responsible, by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including without limitation any of the circumstances enumerated in subsection (d) above, as well as (i) any error, omission, interruption or delay in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, (ii) any error in interpretation of technical terms, (iii) any loss or delay in the transmission of any document required in order to make a drawing under a Letter of Credit, (iv) any consequences arising from causes beyond the control of the Issuing Lender, including without limitation any government acts, or any other circumstances whatsoever in making or failing to make payment under such Letter of Credit; provided that the Borrower shall not be required to indemnify the Issuing Lender for any claims, damages, losses, liabilities, costs or expenses, and the Borrower shall have a claim for direct (but not consequential) damage suffered by it, to the extent found by a court of competent jurisdiction to have been caused by (x) the willful misconduct or gross negligence of the Issuing Lender in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or (y) the Issuing Lender’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of the Letter of Credit.  Nothing in this subsection (e) is intended to limit the obligations of the Borrower under any other provision of this Agreement.  To the extent the Borrower does not indemnify the Issuing Lender as required by this subsection, the Revolving Lenders agree to do so ratably in accordance with their Revolving Commitments.

2.20                           Regulation D Compensation.  Each Lender may require the Borrower to pay, contemporaneously with each payment of interest on the Euro-Dollar Loans, additional interest on the related Euro-Dollar Loan of such Lender at a rate per annum determined by such Lender up to but not exceeding the excess of (i) (A) the applicable Euro-Dollar Rate divided by (B) one minus the Euro-Dollar Reserve Percentage over (ii) the applicable Euro-Dollar Rate.  Any Lender wishing to require payment of such additional interest (x) shall so notify the Borrower and the Agent, in which case such additional interest on the Euro-Dollar Loans of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least three Euro-Dollar Business Days after the giving of such notice and (y) shall notify the Borrower at least five Euro-Dollar Business Days prior to each date on which interest is payable on the Euro-Dollar Loans of the amount then due it under this Section.

2.21                           Increased Commitments; Additional Lenders.

(a)                                  At any time and from time to time, the Borrower may, upon at least 30 days notice to the Administrative Agent (or such shorter prior notice as the Administrative Agent may agree to accept), propose to increase the aggregate amount of the Commitments by an aggregate amount which does not result in the Commitments being in excess of $2,500,000,000 (the amount of any such increase of the Commitments being referred to as the “Increased Commitments”).  If the Borrower elects to increase the Commitments pursuant to this Section 2.21, any such increase shall be allocated, at the sole discretion of the Borrower, between the aggregate amount of the Revolving Commitments and aggregate amount of the Term Loans or Term Loan Commitments.  For the avoidance of doubt, no Lender shall be obligated to increase its Revolving Commitments or Term Loan Commitments.

(b)                                 The Borrower may designate any Lender party to this Agreement (with the consent of such Lender, which may be given or withheld in its sole discretion) or another Person which qualifies as an Eligible Assignee (which may be, but need not be, one or more of the existing Lenders), which at the time agrees to (i) in the case of any such Person that is an existing Lender, increase its Commitments and (ii) in the case of any other such Person (an “Additional Lender”), become a party to this Agreement. The sum of the increases in the Commitments of the existing Lenders pursuant to this subsection (b) plus the Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Increased Commitments.

(c)                                  An increase in the aggregate amount of the Commitments pursuant to this Section 2.21 shall become effective upon the receipt by the Administrative Agent of an agreement in form and substance satisfactory to the Administrative Agent signed by the Borrower, by each Additional Lender and by each other Lender whose Commitments are to be increased, setting forth the new Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with such new Notes as may be required and evidence of appropriate corporate authorization on the part of the Borrower with respect to the Increased Commitments and such opinions of counsel for the Borrower with respect to the Increased Commitments as the Administrative Agent may reasonably request.

ARTICLE III

CONDITIONS

3.01                           Borrowings and Issuances of Letters of Credit.  The obligation of any Lender to make a Loan on the occasion of any Borrowing, the obligation of the Issuing Lender to issue (or renew or extend the term of) any Letter of Credit and the obligation of the Swing Line Lender to make any Swing Line Loan are each subject to the satisfaction of the following conditions:

(a)                                  receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.02 or 2.03, or receipt by the Issuing Lender of a Notice of Issuance as required by Section 2.19(b), as the case may be;

(b)                                 immediately after any Borrowing of Revolving Loans or Swing Line Loans or issuance of a Letter of Credit, the sum of the aggregate outstanding principal amount of Revolving Loans and Swing Line Loans and the aggregate amount of Letter of Credit Liabilities will not exceed the aggregate amount of the Revolving Commitments;

(c)                                  immediately before and after any Borrowing or issuance of a Letter of Credit, no Default or Event of Default shall have occurred and be continuing;

(d)                                 the representations and warranties of the Borrower contained in this Agreement (except the representations and warranties set forth in Section 4.04 and Section 4.05, in each case as to any matter which has theretofore been disclosed in writing by the Borrower to the Lenders) shall be true on and as of the date of such Borrowing or issuance of such Letter of Credit;

(e)                                  in the case of an issuance of a Letter of Credit, immediately after such issuance of a Letter of Credit, the aggregate amount of the Letter of Credit Liabilities shall not exceed the Letter of Credit Commitment; and

(f)                                    in the case of the Borrowing of Term Loans, the principal amount of such Loans will not exceed the Term Loan Commitment.

Each Borrowing and issuance of a Letter of Credit hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing or issuance as to the facts specified in clauses (b), (c), (d), (e) and (f) of this Section, as applicable.

3.02                           Effectiveness.  This agreement shall become effective on the date (the “Effective Date”) that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.04):

(a)                                  receipt by the Administrative Agent of counterparts hereof signed by each of the Borrower, the Administrative Agent and the Required Lenders (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party);

(b)                                 receipt by the Administrative Agent for the account of each Lender of a duly executed Note dated on or before the Effective Date complying with the provisions of Section 2.06 and of the Swing Line Documents;

(c)                                  receipt by the Administrative Agent of an opinion of Sills Cummis Epstein & Gross P.C., substantially in the form of Exhibit E-1, and an opinion of Latham & Watkins LLP, substantially in the form of Exhibit E-2;

(d)                                 receipt by the Administrative Agent of all documents it may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement and the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent; and

(e)                                  receipt by the Administrative Agent of evidence that the commitments under the Existing Credit Agreements have been or concurrently with the Effective Date are being terminated.

The Administrative Agent shall promptly notify the Borrower, the Administrative Agent and each Lender of the effectiveness of this Agreement, and such notice shall be conclusive and binding on all parties hereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

4.01                           Corporate Existence and Power.  The Borrower (a) is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, (b) has all corporate powers and authority and all material governmental licenses (including, without limitation, any such license issued by a Gaming Board), authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted and (c) is duly qualified as a foreign corporation and in good standing in each jurisdiction where the ownership, leasing and operation of its property or the conduct of its business requires such qualification and the failure to be so qualified would have a material adverse effect on the Borrower and its Consolidated Subsidiaries.

4.02                           Corporate and Governmental Authorization; Contravention.  The execution, delivery and performance by the Borrower of this Agreement, the Notes and the Swing Line Note are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any Governmental Agency (except for any such actions or filings under applicable law which are not required to be taken or made prior to the Effective Date, which actions or filings will be sought or made by the Borrower in due course after the Effective Date) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

4.03                           Binding Effect.  This Agreement constitutes a valid and binding agreement of the Borrower and the Notes and the Swing Line Note, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower, in each case enforceable in accordance with their respective terms except as enforcement may be limited by (i) bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally, (ii) Gaming Laws or (iii) equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

4.04                           Financial Information.  Since December 31, 2003, there has been no material adverse change in the business, financial position, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole.

4.05                           Litigation.  Except as disclosed in the Borrower’s Form 10-K report for the year ended December 31, 2003, there is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries or which in any manner draws into question the validity or enforceability of this Agreement, the Notes or the Swing Line Note.  Without limiting the generality of the foregoing, with respect to those litigation matters described above as reported in the Borrower’s aforementioned form 10-K report, (a) the disclosure contained therein was accurate as of the date thereof, and (b) since such date there has been no material adverse development.

4.06                           Compliance with ERISA.  Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan.  No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

4.07                           Taxes.  The Borrower and its Significant Subsidiaries have filed all United States Federal income tax returns and other material tax returns which are required to be filed by them and have paid or agreed to settlements of all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Significant Subsidiary, except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided.  The charges, accruals and reserves on the books of the Borrower and its Significant Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

4.08                           Significant Subsidiaries.  Each of the Significant Subsidiaries (a) is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation, (b) has all corporate or other powers and authority and all material governmental licenses (including, without limitation, any such license issued by a Gaming Board), authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted and (c) is duly qualified and in good standing in each jurisdiction where the ownership, leasing and operation of its property or the conduct of its business requires such qualification, and the failure to be so qualified would have a material adverse effect on the Borrower and its Consolidated Subsidiaries.

4.09                           Not an Investment Company.  The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.10                           Environmental Matters.  The Borrower has reasonably concluded that Environmental Laws are unlikely to have a material adverse effect on the business, financial position, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole.

4.11                           Full Disclosure.  All information heretofore furnished by the Borrower to the Agents or to any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Administrative Agent or any Lender will be, taken as a whole, true and accurate in all material respects on the date as of which such information is stated or certified.  The Borrower has disclosed to the Lenders in writing or by means of its filings with the Securities and Exchange Commission any and all facts which materially and adversely affect or may affect (to the extent the Borrower can now reasonably foresee), the business, operations or financial position of the Borrower and its Consolidated Subsidiaries, taken as a whole, or the ability of the Borrower to perform its obligations under this Agreement.  With respect to any projections or forecasts provided, such projections or forecasts represent, as of the date thereof, management’s best estimates based on reasonable assumptions and all available information, but are subject to the uncertainty inherent in all projections and forecasts.

4.12                           Solvency.  As of the Effective Date, the Borrower and its Significant Subsidiaries are, on a consolidated basis, Solvent.

4.13                           Gaming Laws.  The Borrower and its Subsidiaries are in material compliance with all applicable Gaming Laws.

ARTICLE V

COVENANTS

The Borrower agrees that, so long as any Lender has any Commitment hereunder or any amount payable under any Note or any Letter of Credit Liability remains unpaid:

5.01                           Information.  The Borrower will deliver to the Administrative Agent (who shall promptly distribute the same to the Lenders or advise the Lenders thereof):

(a)                                  as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by the Borrower’s independent public accountants of nationally recognized standing;

(b)                                 as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in the case of such statements of income and cash flows in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by an Authorized Officer;

(c)                                  simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a Compliance Certificate (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.06, 5.10 and 5.11 on the date of such financial statements, and (ii) stating whether any Default exists on the date of such Compliance Certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(d)                                 simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements (i) whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements and (ii) confirming the calculations set forth in the officer’s certificate delivered simultaneously therewith;

(e)                                  as soon as available and in any event not later than the last day of February of each year, a completed Pricing Certificate as of December 31 of the prior year;

(f)                                    as soon as practicable, and in any event within 90 days after the commencement of each fiscal year of the Borrower, a budget and projection for that fiscal year, including projected consolidated balance sheets, statements of operations and statements of cash flow, all in reasonable detail;

(g)                                 within five Domestic Business Days of any officer of the Borrower obtaining knowledge of any Default, if such Default is then continuing, a certificate of an

Authorized Officer setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(h)                                 promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(i)                                     promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission;

(j)                                     if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer, any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

(k)                                  forthwith, notice of any change of which the Borrower becomes aware in the Debt Rating; and

(l)                                     from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers and Joint Book Managers will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the

Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers and Joint Book Managers, the Issuing Lender and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Joint Lead Arrangers and Joint Book Managers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

5.02                           Maintenance of Property; Insurance.

(a)                                  The Borrower will keep, and will cause each Significant Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except where failure to do so would not have a material adverse effect on the business, financial position, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole.

(b)                                 The Borrower will, and will cause each of its Significant Subsidiaries to, maintain (either in the name of the Borrower or in such Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business and will furnish to the Lenders, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.  Notwithstanding the foregoing, the Borrower may self-insure with respect to such risks with respect to which companies of established repute engaged in the same or similar business in the same general area usually self-insure.

5.03                           Conduct of Business and Maintenance of Existence.  The Borrower will continue, and will cause each Significant Subsidiary to continue, to engage in business of the same general type conducted by the Borrower and its Significant Subsidiaries as of the Effective Date, and will preserve, renew and keep in full force and effect, and will cause each Significant Subsidiary to preserve, renew and keep in full force and effect their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 5.03 shall prohibit (i) the merger of a Restricted Subsidiary into the Borrower or the merger or the consolidation of a Restricted Subsidiary with or into another Person if the corporation or other entity surviving such consolidation or merger is a Restricted Subsidiary and if, in each case, after giving effect thereto, no Default shall have occurred and be continuing or (ii) the termination of the corporate existence of any Restricted Subsidiary if (A) the Borrower in good faith determines that such termination is in the best interest of the Borrower and (B) such termination is not materially disadvantageous to the Lenders.

5.04                           Compliance with Laws.  The Borrower will comply, and cause each Significant Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of any Governmental Agency (including, without limitation, Environmental Laws, Gaming Laws and ERISA and, in each case, the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

5.05                           Inspection of Property, Books and Records.  The Borrower will keep, and will cause each Significant Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Significant Subsidiary to permit, representatives of any Lender at such Lender’s expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

5.06                           Negative Pledge.  None of the Borrower, any Covered Subsidiary or any Significant Subsidiary will create or assume any Lien on any asset now owned or hereafter acquired by it, except:

(a)                                  Liens existing as of the Effective Date;

(b)                                 any Lien existing on any asset of any corporation at the time such corporation becomes a Subsidiary and not created in contemplation of such event;

(c)                                  any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset (it being understood that, for this purpose, the acquisition of a Person is also an acquisition of the assets of such Person); provided that the Lien attaches to such asset concurrently with or within 180 days after the acquisition thereof, or such longer period, not to exceed 12 months, due to the Borrower’s inability to retain the requisite governmental approvals with respect to such acquisition; provided further that, in the case of real estate, (i) the Lien attaches within 12 months after the latest of the acquisition thereof, the completion of construction thereon or the commencement of full operation thereof and (ii) the Debt so secured does not exceed the sum of (x) the purchase price of such real estate plus (y) the costs of such construction;

(d)                                 Until the date which is one hundred eighty (180) days following the Effective Date, any Lien on shares of any equity security or any warrant or option to purchase an equity security or any security which is convertible into an equity security issued by any Subsidiary of the Borrower that holds, directly or indirectly through a holding company or otherwise, a license to conduct gaming under any Gaming Law, and in the proceeds thereof; provided that this clause shall apply only so long as the Gaming

Laws of the relevant jurisdiction provide that the creation of any Lien or other restriction on the disposition of any of such securities shall not be effective and, if such Gaming Laws at any time cease to so provide, then this clause shall be of no further effect; and provided further that if at any time the Borrower or any of its Subsidiaries creates or suffers to exist a Lien covering such securities in favor of the holder of any other Indebtedness, it will (subject to any approval required under such Gaming Laws) concurrently grant a pari-passu Lien likewise covering such securities in favor of the Administrative Agent for the benefit of the Lenders;

(e)                                  any Lien on any asset of any corporation or other business entity existing at the time such corporation or other business entity is merged or consolidated with or into the Borrower or a Subsidiary and not created in contemplation of such event;

(f)                                    any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary and not created in contemplation of such acquisition;

(g)                                 any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased (other than to cover any transaction costs of such refinancing, extension, renewal or refunding) and is not secured by any additional assets;

(h)                                 Liens securing Debt of a Restricted Subsidiary to the Borrower or another Restricted Subsidiary; and

(i)                                     Liens not otherwise permitted by the foregoing clauses of this Section encumbering assets of the Borrower and its Consolidated Subsidiaries having an aggregate fair market value which is not in excess of 10% of Consolidated Net Tangible Assets (determined, in each case, by reference to the most recent date for which the Borrower has delivered its financial statements under Section 5.01(a) or (b)).

5.07                           Consolidations, Mergers and Sales of Assets.  The Borrower and its Restricted Subsidiaries will not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer all or any substantial part of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, to any other Person, or (iii) acquire all or substantially all of the assets of, or more than 49% of the capital stock or other equity securities of, any Person which is not engaged in the same general lines of business as the Borrower and its Restricted Subsidiaries, if, giving effect to such consolidation, merger, sale or acquisition, the Borrower is not in pro forma compliance with the covenants set forth in Sections 5.10 and 5.11; provided that, notwithstanding the foregoing, the Borrower may merge with another Person only if (A) the Borrower is the corporation surviving such merger, and (B) immediately after giving effect to such merger, no Default shall have occurred and be continuing.

5.08                           Hostile Tender Offers.  The Borrower and its Subsidiaries will not make any offer to purchase or acquire, or prosecute, pursue or consummate a purchase or acquisition of, 5% or more of the capital stock of any corporation or other business entity, if the board of directors or other equivalent governing body of such corporation or business entity has notified Borrower or its relevant Subsidiaries that it opposes such offer or purchase and such notice has not been withdrawn or superseded.

5.09                           Use of Proceeds.  The proceeds of the Loans made under this Agreement will be used by the Borrower for general corporate purposes, including but not limited to capital expenditures, working capital requirements, acquisitions and, on the Effective Date, to refinance obligations then outstanding under the Existing Credit Agreements.  None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U other than “margin stock” issued by the Borrower which is retired upon purchase or for any purpose which violates Section 5.08.

5.10                           Leverage Ratio.  The Leverage Ratio will not, as of the last day of any fiscal quarter of the Borrower described in the matrix below, exceed the ratio set forth opposite that fiscal quarter:

Fiscal Quarters Ending	Maximum Ratio

March 31, 2004 and June 30, 2004	5.25:1.00

September 30, 2004 through and including September 30, 2005	5.00:1.00

December 31, 2005 and March 31, 2006	4.75:1.00

June 30, 2006 and thereafter	4.50:1.00

provided, however, that if the Borrower shall complete the sale of the Las Vegas Hilton on or before June 30, 2004, the maximum Leverage Ratio for the fiscal quarter ending June 30, 2004 shall be 5.00:1.00.

5.11                           Interest Coverage Ratio.  The Interest Coverage Ratio shall not, as of the last day of any fiscal quarter of the Borrower, be less than 2.75:1.00.

5.12                           Limitations on Unrestricted Subsidiaries.

(a)                                  No Unrestricted Subsidiary shall incur any Debt that is direct recourse to the Borrower or any Restricted Subsidiary.

(b)                                 Neither the Borrower nor any Restricted Subsidiary will (i) consolidate or merge with or into any Unrestricted Subsidiary or (ii) sell, lease or otherwise transfer all or any substantial part of its assets to an Unrestricted Subsidiary, or make or incur any loan, advance, capital contributions or other investment of any type in an Unrestricted Subsidiary unless the aggregate amount of all assets so transferred or loans, advances, capital contributions or other investments so made does not exceed $100,000,000 in the aggregate.

ARTICLE VI

DEFAULTS

6.01                           Events of Default.  If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a)                                  the Borrower shall fail to (i) reimburse any drawing under any Letter of Credit when required hereunder or (ii) pay when due any principal of any Loan or Swing Line Loan under this Agreement, or (iii) pay within five days of the due date thereof any other interest, fees or other amount payable hereunder;

(b)                                 the Borrower shall fail to observe or perform any covenant contained in Sections 5.06 to 5.11, inclusive;

(c)                                  the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 7 days after written notice thereof has been given to the Borrower by the Administrative Agent, which notice shall be delivered to the Borrower by the Administrative Agent at the request of any Lender;

(d)                                 any representation, warranty, certification or statement made or deemed made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

(e)                                  the Borrower or any Covered Subsidiary or any Significant Subsidiary shall fail to make any payment in respect of any Debt (other than the Notes and Non-Recourse Debt) when due or within any applicable grace period and the aggregate principal amount of such Debt is in excess of $100,000,000;

(f)                                    any event or condition shall occur which results in the acceleration of the maturity of any Debt (other than Non-Recourse Debt) in excess of $100,000,000 of the Borrower or any Covered Subsidiary or any Significant Subsidiary or enables or entitles the holder of such Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof;

(g)                                 the Borrower or any Significant Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(h)                                 an involuntary case or other proceeding shall be commenced against the Borrower or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Significant Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(i)                                     any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $5,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $25,000,000;

(j)                                     a final judgment or order for the payment of money in excess of $25,000,000 shall be rendered against the Borrower or any Restricted Subsidiary and such judgment or order shall continue unsatisfied, unstayed or unbonded for a period of 30 days; or

(k)                                  the occurrence of a License Revocation with respect to a license issued to the Borrower or any of its Restricted Subsidiaries by any Gaming Board of the States of Mississippi, New Jersey or Nevada with respect to gaming operations at any gaming facility accounting for five percent (5%) or more of the consolidated gross revenues of the Borrower and its Restricted Subsidiaries that continues for thirty calendar days;

then, and in every such event, the Administrative Agent shall (i) if requested by the Required Lenders, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, and (ii) if requested by the Required Lenders, by notice to the Borrower declare the Committed Loans, Swing Line Loans and the Letter of Credit Liabilities (together with accrued interest thereon) to be, and the Committed Loans and Swing Line Loans (together with accrued interest thereon) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause (g) or (h) above with respect to the Borrower, without any notice to the Borrower or any other act by the Administrative Agent or the Lenders, the Commitments shall thereupon terminate and the Loans and the Letter of Credit Liabilities (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

6.02                           Notice of Default.  The Administrative Agent shall give notice to the Borrower under Section 6.01(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

6.03                           Cash Cover.  The Borrower agrees, in addition to the provisions of Section 6.01 hereof, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by the Administrative Agent upon the instruction of the Required Lenders, pay to the Administrative Agent an amount in immediately available funds (which funds shall be held as collateral pursuant to arrangements satisfactory to the Administrative Agent) equal to the aggregate amount available for drawing under all Letters of Credit then outstanding at such time, provided that, upon the occurrence of any Event of Default specified in Section 6.01(g) or 6.01(h) with respect to the Borrower or any of its Significant Subsidiaries, the Borrower shall pay such amount forthwith without any notice or demand or any other act by the Administrative Agent or the Lenders.

ARTICLE VII

THE ADMINISTRATIVE AGENT

7.01                           Appointment and Authorization of Administrative Agent.

(a)                                  Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)                                 The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Lender shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article VII with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article VII and in the definition of “Agent-Related Person” included the Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Lender.

7.02                           Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

7.03                           Liability of Administrative Agent.  No Agent-Related Person shall (a) be liable to any Lender for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by the Borrower or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender or Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any Affiliate thereof.

7.04                           Reliance by Administrative Agent.

(a)                                  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)                                 For purposes of determining compliance with the conditions specified in Section 3.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

7.05                           Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.”  The Administrative Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article VI; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

7.06                           Credit Decision; Disclosure of Information by Administrative Agent.  Each Lender acknowledges that neither any Agent nor any Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent or any other Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent or Agent-Related Person to any Lender as to any matter, including whether such Agent or Agent-Related Persons have disclosed material information in their possession.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent or Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent or Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, neither the Administrative Agent nor any other Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Affiliates which may come into the possession of any Agent or Agent-Related Person.

7.07                           Indemnification of Administrative Agent.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that (a) no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section, and (b) no Lender shall be liable for the payment of any portion of an Indemnified Liability pursuant to this Section unless such Indemnified Liability was incurred by the Administrative Agent in its capacity as such or by another Agent-Related Person acting for the Administrative Agent in such capacity.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower.  The undertaking in this Section shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

7.08                           Administrative Agent in its Individual Capacity.  Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Affiliates as though Bank of America were not the Administrative Agent or Issuing Lender hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.  With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.

7.09                           Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders; provided that any such resignation by Bank of America shall also constitute its resignation as Issuing Lender and Swing Line Lender.  If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed).  If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders.  Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, Issuing Lender and Swing Line Lender and the respective terms “Administrative Agent”, “Issuing Lender” and “Swing Line Lender” shall mean such successor administrative agent, Issuing Lender and Swing Line Lender and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated and the retiring Issuing Lender’s and Swing Line Lender’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring Issuing Lender or Swing Line Lender or any other Lender, other than the obligation of the successor Issuing Lender to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article VII and Section 9.03 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.  If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

7.10                           Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Liabilities shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                                  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Liabilities and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 9.03) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

7.11                           Other Agents; Arrangers and Managers.  None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “co-documentation agents,” “joint book manager,” or “joint lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.  None of the Lenders or Agents shall be under any obligation to any other Lender or any Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any Affiliate thereof.  Each Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Affiliates as though such Agent were not an Agent hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, such Agent or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that such Agent shall be under no obligation to provide such information to them.  With respect to its Loans, such Agent, if also a Lender hereunder, shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent, and the terms “Lender” and “Lenders” include such Agent in its individual capacity.

ARTICLE VIII

CHANGE IN CIRCUMSTANCES

8.01                           Basis for Determining Interest Rate Inadequate or Unfair.  If on or prior to the first day of any Interest Period for any Borrowing of Euro-Dollar Loans:

(a)                                  the Administrative Agent is advised by the Required Lenders that deposits in Dollars and in the required amounts are not being offered to the Lenders in the relevant market for such Interest Period, or

(b)                                 in the case of a Committed Borrowing, Lenders having 50% or more of the aggregate amount of the Commitments advise the Administrative Agent that the Euro-Dollar Rate, as determined by the Administrative Agent, will not adequately and fairly reflect the cost to such Lenders of funding their Euro-Dollar Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Euro-Dollar Loans shall be suspended.  Unless the Borrower notifies the Administrative Agent at least two Domestic Business Days before the date of any Borrowing of Euro-Dollar Loans for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.  The Administrative Agent shall promptly notify the Lenders of any election by the Borrower pursuant to the preceding sentence.

8.02                           Illegality.  If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lender (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Euro-Dollar Loans shall be suspended.  Before giving any notice to the Administrative Agent pursuant to this Section, such Lender shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender.  If such Lender shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Dollar Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each such Euro-Dollar Loan, together with accrued interest thereon.  Concurrently with prepaying each such Euro-Dollar Loan, the Borrower shall borrow a Base Rate Loan in an equal principal amount from such Lender (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Lenders), and such Lender shall make such a Base Rate Loan.

8.03                           Increased Cost and Reduced Return.

(a)                                  If on or after the date hereof, in the case of any Committed Loan or Letter of Credit or any obligation to make Committed Loans or issue or participate in any Letter of Credit, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its

Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i)                                     shall subject any Lender (or its Applicable Lending Office) to any tax, duty or other charge with respect to its Euro-Dollar Loans, its Note or its obligation to make Euro-Dollar Loans or its obligations hereunder in respect of Letters of Credit, or shall change the basis of taxation of payments to any Lender (or its Applicable Lending Office) of the principal of or interest on its Euro-Dollar Loans or any other amounts due under this Agreement in respect of its Euro-Dollar Loans or its obligation to make Euro-Dollar Loans (except for changes in the rate of tax on the overall net income of such Lender or its Applicable Lending Office imposed by the jurisdiction in which such Lender’s principal executive office or Applicable Lending Office is located); or

(ii)                                  shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding, with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office) or shall impose on any Lender (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Euro-Dollar Loans, its Note or its obligation to make Euro-Dollar Loans or its obligations hereunder in respect to Letters of Credit;

and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Euro-Dollar Loan or of issuing or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b)                                 If, after the date hereof, any Lender shall have determined that any applicable law, rule or regulation regarding capital adequacy (irrespective of the actual timing of the adoption or implementation thereof and including, without limitation, any law or regulation adopted pursuant to the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices) or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Lender (or its Parent)

as a consequence of such Lender’s obligations hereunder to a level below that which such Lender (or its Parent) could have achieved but for such law, regulation, change or compliance (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its Parent) for such reduction.

(c)                                  Each Lender will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender.  A certificate of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, such Lender may use any reasonable averaging and attribution methods.

8.04                           Base Rate Loans Substituted for Affected Euro-Dollar Loans.  If (i) the obligation of any Lender to make Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation under Section 8.03(a) and the Borrower shall, by at least five Euro-Dollar Business Days, prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:

(a)                                  all Loans which would otherwise be made by such Lender as Euro-Dollar Loans shall be made instead as Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Lenders), and

(b)                                 after each of its Euro-Dollar Loans has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Base Rate Loans instead.

ARTICLE IX

MISCELLANEOUS

9.01                           Notices.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission).  All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (d) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a)                                  if to the Borrower, the Administrative Agent, the Issuing Lender or the Swing Line Lender to the address, facsimile number, electronic mail address or telephone number specified for such Person on its signature page hereto or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b)                                 if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the Issuing Lender and the Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent, the Issuing Lender and the Swing Line Lender pursuant to Article II shall not be effective until actually received by such Person.  In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(c)                                  Loan Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on all parties hereto.  The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(d)                                 Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 5.01, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

(e)                                  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

9.02                           No Waivers.  No failure or delay by the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

9.03                           Expenses; Documentary Taxes; Indemnification.

(a)                                  The Borrower agrees (a) to pay or reimburse the Administrative Agent for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable costs and expenses incurred after an Event of Default in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred after an Event of Default during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs.  The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender.  All amounts due under this Section 9.03(a) shall be payable within ten Business Days after demand therefor.  The agreements in this Section shall survive the termination of the Commitments and repayment of all other Obligations.

(b)                                 Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”) provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Effective Date).  All amounts due under this Section 9.03(b) shall be payable within ten Business Days after demand therefor.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

9.04                           Amendments and Waivers.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)                                  waive any condition set forth in Section 3.02 without the written consent of each Lender;

(b)                                 extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 6.01) without the written consent of such Lender;

(c)                                  postpone any date fixed by this Agreement or any other Loan Document for any scheduled payment of principal, interest, fees or other amounts due to the Lenders (or any of them) or waive or excuse any such payment or postpone any scheduled reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)                                 reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (ii) of the second proviso to this Section 9.04) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(e)                                  change Section 9.10 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or

(f)                                    change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required above, affect the rights or duties of the Issuing Lender under this Agreement or any Letter of Credit application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 9.05(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) any fee letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Each amendment, modification, supplement, extension, termination, waiver, approval and consent under this Agreement and the other Loan Documents shall be subject to the terms of all applicable laws, including Gaming Laws.

9.05                           Successors and Assigns.

(a)                                  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) or (i) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.  Each Lender represents that it is not acquiring its Note with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended.

(b)                                 Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and its Loans (including for purposes of this subsection (b), participations in Letter of Credit Liabilities and in Swing Line Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund (as defined in subsection (g) of this Section) with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment Agreement, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans; (iii) any assignment of a Revolving Commitment must be approved by the Administrative Agent, the Issuing Lender and the Swing Line Lender and, as long as no Default has occurred and is continuing, the Borrower (each such consent not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); (iv) any assignment of Term Loans or a Term Loan Commitment must be approved by the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower (each such consent not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (v) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500.  Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment Agreement, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 8.03 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                                  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and Letter of Credit Liabilities owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or Loans (including such Lender’s participations in Letter of Credit Liabilities and/or Swing Line Loans) owing to it)); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in subsections (c) or (d) of Section 9.04 that directly affects such Participant.

(e)                                  A Participant shall not be a Lender hereunder for any purpose except, if the participation agreement so provides, for the purposes of Sections 2.18, 8.03 and 9.03 but only to the extent that the cost of such benefits to the Borrower does not exceed the cost which the Borrower would have incurred in respect of such Lender absent the participation.

(f)                                    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                 As used herein, the following terms have the following meanings:

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(h)                                 Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including their obligations under Sections 2.16 and 8.03), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof with respect to matters directly related to this Agreement.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.

(i)                                     Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 9.05, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j)                                     Notwithstanding anything to the contrary herein, the rights of the Lenders to make assignment of, and grant participations in, their Commitments shall be subject to the approval of any Gaming Board, to the extent required by applicable Gaming Laws.

(k)                                  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitments and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as Issuing Lender and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender.  In the event of any such resignation as Issuing Lender or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Lender or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Issuing Lender or Swing Line Lender, as the case may be.  If Bank of America resigns as Issuing Lender, it shall retain all the rights and obligations of the Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all Letter of Credit Liabilities with respect thereto (including the right to require the Lenders to fund risk participations in drawn Letters of Credit pursuant to Section 2.19).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Committed Revolving Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.03.

9.06                           Collateral.  Each of the Lenders represents to each Agent and each of the other Lenders that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

9.07                           California Law; Submission to Jurisdiction.  This Agreement and each Note shall be construed in accordance with and governed by the laws of the State of California.  The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Central District of California and of any California State court sitting in Los Angeles, California for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.  The Borrower irrevocably, waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

9.08                           Counterparts; Integration.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

9.09                           Several Obligations.  The obligations of the Lenders hereunder are several.  Neither the failure of any Lender to carry out its obligations hereunder nor the failure of this Agreement to be duly authorized, executed and delivered by any Lender shall relieve any other Lender of its obligations hereunder (or affect the rights hereunder of such other Lender).  No Lender shall be responsible for the obligations of, or any action taken or omitted by, any other Lender hereunder.

9.10                           Sharing of Set-Offs.  Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it and any Letter of Credit Liabilities which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest due with respect to any Note and any Letter of Credit Liabilities held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Notes and Letter of Credit Liabilities held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes and Letter of Credit Liabilities held by the Lenders shall be shared by the Lenders pro rata; provided that nothing in this Section shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Notes.  The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note or Letter of Credit Liability, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

9.11                           WAIVER OF JURY TRIAL.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.12                           Confidentiality.  The Lenders hereby agree to hold any confidential information that they may receive from the Borrower or its Subsidiaries pursuant to this Agreement in confidence, except for disclosure:  (a) to their respective Affiliates and to other parties to this Agreement; (b) to legal counsel and accountants for any such party; (c) to other professional advisors to any such party, provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this paragraph or has notified such professional advisors of the confidentiality of such information; (d) to regulatory officials having jurisdiction over that Lender; (e) to any Gaming Board; (f) as required by law or legal process (provided that the Lender shall endeavor, to the extent it may do so under applicable law, to give the Borrower reasonable prior notice thereof to allow the Borrower to seek a protective order) or in connection with any legal proceeding to which that Lender and the Borrower are adverse parties; and (g) to another financial institution (or a professional advisor thereof) in connection with any swap, securitization or derivative transaction relating to or involving any of the rights or obligations of that Lender under this Agreement or to another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of that Lender’s interests hereunder or a participation interest in its Note, provided in each case that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section.  For purposes of the foregoing, “confidential information” shall mean any information respecting the Borrower or its Subsidiaries reasonably considered by them to be confidential, other than (i) information previously filed with any governmental agency and available to the public, (ii) information previously published in any public medium from a source other than, directly or indirectly, that Lender, and (iii) information previously disclosed by the Borrower or its Subsidiaries to any person not associated therewith without a confidentiality agreement substantially similar to this Section.  Notwithstanding anything herein to the contrary, “confidential information” shall not include, and the Borrower, the Administrative Agent and each Lender (and each authorized employee, representative, or other authorized person thereof) may disclose to any and all Persons, without limitation of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower, the Administrative Agent or such Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans and transactions contemplated hereby.  Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of any Lender.

9.13                           USA PATRIOT Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

9.14                           Removal of a Lender.  The Borrower shall have the right to remove a Lender as a party to this Agreement pursuant to this Section in the event that such Lender is the subject of a Disqualification.  If the Borrower is entitled to remove a Lender pursuant to this Section either: (a) upon notice from the Borrower, the Lender being removed shall execute and deliver an Assignment Agreement covering that Lender’s Pro Rata Share of the Commitments and the Loans thereunder (and in the case of the Revolving Commitment, participations in the Letters of Credit and Swing Line Loans) held by that Lender, in favor of one or more Eligible Assignees designated by the Borrower and reasonably acceptable to the Administrative Agent, subject to payment of a purchase price by such Eligible Assignee equal to all principal and accrued interest, fees and other amounts payable to such Lender under this Agreement through the date of the Assignment Agreement; or (b) the Borrower may reduce the applicable Commitment(s) pursuant to Section 2.11 (and, for this purpose, the numerical requirements of such Section shall not apply) by an amount equal to that Lender’s Pro Rata Share of such Commitments, pay and provide to such Lender an amount equal to all principal and accrued interest, fees and other amounts then owing to such Lender under this Agreement, and release such Lender from its Pro Rata Share of such Commitments, upon which the applicable Pro Rata Shares of the remaining

Lenders (including without limitation such remaining Lenders’ respective participations in outstanding Swing Line Loans, Letters of Credit and Letter of Credit Liabilities) shall be ratably increased (but without any increase in the Dollar amount of the Pro Rata Shares of such Lenders).  If, upon the removal of a Lender and the reduction in the applicable Commitments pursuant to clause (b) of this Section 9.14, the aggregate principal outstanding amount of all Revolving Loans and Swing Line Loans plus the Letter of Credit Liabilities exceeds the aggregate Revolving Commitments, the Borrower shall immediately repay the Revolving Loans in the amount of such excess.

9.15                           Gaming Boards.  The Lenders agree to cooperate with all Gaming Boards in connection with the administration of their regulatory jurisdiction over the Borrower and its Subsidiaries, including the provision of such documents or other information as may be requested by any such Gaming Board relating to the Borrower or any of its Subsidiaries or to the Loan Documents.

9.16                           Gaming Regulations.  Each party to this Agreement hereby acknowledges that the consummation of the transactions contemplated by the Loan Documents is subject to applicable Gaming Laws.

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IN WITNESS WHEREOF, the Borrower, the Administrative Agent and the Lenders have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CAESARS ENTERTAINMENT, INC.

By:	/s/ HARRY C. HAGERTY
Name:	Harry C. Hagerty
Title:	Executive Vice President and Chief Financial Officer

Address for Notices:

Caesars Entertainment, Inc.
3930 Howard Hughes Parkway, 4th Floor
Las Vegas, Nevada 89109
Attention: Chief Financial Officer
Telephone: 702-699-5030
Facsimile: 702-699-5190

With a copy to:

Caesars Entertainment, Inc.
3930 Howard Hughes Parkway, 4th Floor
Las Vegas, Nevada 89109
Attention: Chief Legal Officer
Telephone: 702-699-5033
Facsimile: 702-699-5110

BANK OF AMERICA, N.A., as Administrative Agent, Issuing Lender and Swing Line Lender

By:	/s/ JANICE HAMMOND
Name:	Janice Hammond
Title:	Vice President

Address for Notices:

Bank of America, N.A.
Gaming and Leisure Industries Group
Portfolio Management - CA9-706-17-54
555 South Flower Street, 17th Floor
Los Angeles, California 90071
Attention: Janice Hammond, Vice President
Telephone: 213-345-1210
Facsimile: 213-345-1213

BANK OF AMERICA, N.A., as a Lender

By:	/s/ MATTHEW KOENIG
Name:	Matthew Koenig
Title:	Managing Director

Address for Notices:

Bank of America, N.A.
Gaming and Leisure Industries Group
Portfolio Management - CA9-706-17-54
555 South Flower Street, 17th Floor
Los Angeles, California 90071
Attention: Matthew J. Koenig, Managing Director
Telephone: 213-345-1198
Facsimile: 213-345-1215

With a copy to:

Bank of America, N.A.
Gaming and Leisure Industries Group
Client Management - CA9-706-17-54
555 South Flower Street, 17th Floor
Los Angeles, California 90071
Attention: William S. Newby, Managing Director
Telephone: 213-345-1194
Facsimile: 213-345-1214

ALLIED IRISH BANKS, PLC

By:	/s/ JOHN FARRACE
Name:	John Farrace
Title:	Senior Vice President

Address for Notices:

Allied Irish Banks, plc
Suite 4650
601 S. Figueroa Street
Los Angeles, CA 90017
Attention: John Farrace
Telephone: 213-593-4785
Facsimile: 212-593-4766

BANK OF HAWAII

By:	/s/ SCOTT NAHME
Name:	Scott Nahme
Title:	Vice President

Address for Notices:

Bank of Hawaii
130 Merchant Street
Floor 20
Honolulu, HI 96813
Attention: Luke Yeh
Telephone: 808-537-8014
Facsimile: 808-537-8301

THE BANK OF NEW YORK

By:	/s/ MEHRASA RAYGANI
Name:	Mehrasa Raygani
Title:	Vice President

Address for Notices:

The Bank of New York
10990 Wilshire Boulevard
Suite 1125
Los Angeles, CA 90024
Attention: Mehrasa Raygani
Telephone: 310-996-8660
Facsimile: 310-996-8667

THE BANK OF NOVA SCOTIA

By:	/s/ MICHAEL MITCHELL
Name:	Michael Mitchell
Title:	Director

Address for Notices:

The Bank of Nova Scotia
580 California Street
Suite 2100
San Francisco, CA 94104
Attention: Michael Mitchell
Telephone: 415-986-1100
Facsimile: 415-397-0791

BANK OF SCOTLAND

By:	/s/ JOSEPH FRATUS
Name:	Joseph Fratus
Title:	First Vice President

Address for Notices:

Bank of Scotland, New York Office
565 Fifth Avenue
New York, NY 10017
Attention: Shirley Vargas
Telephone: 212-450-0875
Facsimile: 212-479-2807

BARCLAYS BANK PLC

By:	/s/ L. PETER YETMAN
Name:	L. Peter Yetman
Title:	Director

Address for Notices:

Barclays Bank PLC
200 Park Avenue
Floor 4
New York, NY 10166
Attention: Peter Yetman
Telephone: 212-412-7683
Facsimile: 212-412-7600

BNP PARIBAS

By:	/s/ JANICE S. H. HO
Name:	Janice S.H. Ho
Title:	Director

By:	/s/ CLIVE BETTLES
Name:	Clive Bettles
Title:	Managing Director

Address for Notices:

BNP Paribas
725 South Figueroa Street
Suite 2090
Los Angeles, CA 90017
Attention: Janice Ho
Telephone: 213-688-6411
Facsimile: 213-488-9602

CITICORP USA, INC.

By:	/s/ ROBERT PARR
Name:	Robert Parr
Title:	Managing Director

Address for Notices:

Citicorp USA, Inc.
388 Greenwich Street
New York, NY 10013
Attention: Breddy Boom
Telephone: 212-816-8188
Facsimile: 212-816-8084

COMERICA WEST INCORPORATED

By:	/s/ EOIN P. COLLINS
Name:	Eoin P. Collins
Title:	President

Address for Notices:

Comerica West Incorporated
3980 Howard Hughes Pkwy
Suite 350
Las Vegas, NV 89109
Attention: Eoin P. Collins
Telephone: 702-791-4802
Facsimile: 702-791-2371

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES

By:	/s/ WERNER SCHMIDBAUER
Name:	Werner Schmidbauer
Title:	SVP

By:	/s/ YANGLING SI
Name:	Yangling Si
Title:	AVP

Address for Notices:

Commerzbank AG, Los Angeles Branch
633 West Fifth Street
Suite 6600
Los Angeles, CA 90071
Attention: Werner Schmidbauer
Telephone: 213-623-8223
Facsimile: 213-623-0039

CREDIT LYONNAIS NEW YORK BRANCH

By:	/s/ F. FRANK HERRARA
Name:	F. Frank Herrara
Title:	Vice President

Address for Notices:

Credit Lyonnais
515 South Flower Street
Suite 2200
Los Angeles, CA 90071
Attention: Donald Schubert
Telephone: 213-362-5956
Facsimile: 213-623-3437

DEUTSCHE BANK

By:	/s/ LINDA WANG
Name:	Linda Wang
Title:	Vice President

Address for Notices:

Deutsche Bank AG
90 Hudson Street
Jersey City, NJ 07302
Attention: Marlene A. Coombs
Telephone: 201-593-2366
Facsimile: 201-593-2520

E.SUN COMMERCIAL BANK, LTD., LOS ANGELES BRANCH

By:	/s/ BENJAMIN LIN
Name:	Benjamin Lin
Title:	EVP & General Manager

Address for Notices:

E.Sun Commercial Bank, Ltd.
17700 Castleton Street
Suite 500
City of Industry, CA 91748
Attention: Nina Siu
Telephone: 626-810-2400 Ext. 223
Facsimile: 626-839-5531

ERSTE BANK

By:	/s/ BRYAN J. LYNCH
Name:	Bryan J. Lynch
Title:	First Vice President

By:	/s/ BRANDON A. MEYERSON
Name:	Brandon A. Meyerson
Title:	Vice President

Address for Notices:

Erste Bank New York
280 Park Avenue
West Building, Floor 32
New York, NY 10017
Attention: Bob Wagman
Telephone: 212-984-5633
Facsimile: 212-984-5627

FIRST TENNESSEE BANK NATIONAL ASSOCIATION

By:	/s/ R. SHANE NORMAN
Name:	R. Shane Norman
Title:	Vice President

Address for Notices:

First Tennessee Bank National Association
165 Madison Avenue
Floor 9
Memphis, TN 38103-2723
Attention: James H. Moore, Jr.
Telephone: 901-523-4108
Facsimile: 901-523-4267

JPMORGAN CHASE BANK

By:	/s/ DONALD S. SHOKRIAN
Name:	Donald S. Shokrian
Title:	Managing Director

Address for Notices:

JPMorgan Chase Bank
270 Park Avenue
Floor 4
New York, NY 10017
Attention: Donald Shokrian
Telephone: 212-270-0606
Facsimile: 212-270-5100

KEYBANK NATIONAL ASSOCIATION

By:	/s/ ROBERT W. BOSWELL
Name:	Robert W. Boswell
Title:	Vice President

Address for Notices:

KeyBank National Association
601 108th Avenue N.E.
Bellevue, WA 98004
Attention: Michael Vegh
Telephone: 425-709-4578
Facsimile: 425-709-4587

MIZUHO CORPORATE BANK, LTD.

By:	/s/ MARK GRONICH
Name:	Mark Gronich
Title:	SVP

Address for Notices:

Mizuho Corporate Bank, Ltd.
1251 Avenue of the Americas
New York, NY 10020-1104
Attention: Marvin Lazar
Telephone: 212-262-4538
Facsimile: 212-282-4488

NATIONAL CITY BANK OF MICHIGAN/ ILLINOIS

By:	/s/ RUSSEL H. LIEBETRAU, JR.
Name:	Russell H. Liebetrau, Jr.
Title:	Senior Vice President

Address for Notices:

National City Bank of Michigan/Illinois
1001 South Worth Street
Birmingham, MI 48009
Attention: Russell Liebetrau
Telephone: 248-901-2392
Facsimile: 248-901-2221

THE PEOPLES BANK, BILOXI, MISSISSIPPI

By:	/s/ CHEVIS C. SWETMAN
Name:	Chevis C. Swetman
Title:	President & CEO

Address for Notices:

The Peoples Bank, Biloxi, Mississippi
152 Lameuse Street
Biloxi, MS 39530
Attention: Chevis C. Swetman
Telephone: 228-435-8205
Facsimile: 228-435-8417

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ MARIA AMARAL-LEBLANC
Name:	Maria Amaral-LeBlanc
Title:	Senior Vice President

Address for Notices:

The Royal Bank of Scotland plc
101 Park Avenue
Floor 12
New York, NY 10178
Attention: David Apps
Telephone: 212-401-3745
Facsimile: 212-401-3456

SOCIETE GENERALE

By:	/s/ THOMAS K. DAY
Name:	Thomas K. Day
Title:	Managing Director

Address for Notices:

Societe Generale
Four Embarcadero
Floor 12
San Francisco, CA 94111
Attention: Mary Brickley
Telephone: 415-646-7328
Facsimile: 415-989-9922

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ AL GALLUZZO
Name:	Al Galluzzo
Title:	Senior Vice President

Address for Notices:

Sumitomo Mitsui Banking Corporation
777 South Figueroa Street
Suite 2600
Los Angeles, CA 90017-5824
Attention: Al Galluzzo
Telephone: 213-995-0855
Facsimile: 213-623-6832

TRUSTMARK NATIONAL BANK

By:	/s/ CRAIG E. SOSEBEE
Name:	Craig E. Sosebee
Title:	First Vice-President

Address for Notices:

Trustmark National Bank
248 East Capitol Street
Jackson, MS 39201
Attention: Craig E. Sosebee
Telephone: 601-208-5939
Facsimile: 601-208-5030

UFJ BANK LIMITED

By:	/s/ JOSHIKO BOYD
Name:	Joshiko Boyd
Title:	Vice President

Address for Notices:

UFJ Bank Limited
601 South Figueroa Street
Floor 5
Los Angeles, CA 90017
Attention: Toshiko Boyd
Telephone: 213-533-7407
Facsimile: 213-533-7494

UNION BANK OF CALIFORNIA, N.A.

By:	/s/ CLIFFORD F. CHOI
Name:	Clifford F. Choi
Title:	Assistant Vice President

Address for Notices:

Union Bank of California, N.A.
445 South Figueroa Street
Floor 16
Los Angeles, CA 90071
Attention: Cliff Cho
Telephone: 213-236-5534
Facsimile: 213-236-7636

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ SCOTT J. BELL
Name:	Scott J. Bell
Title:	Vice President

Address for Notices:

U.S. Bank National Association
555 S.W. Oak Street
Suite 400
Portland, OR 97204
Attention: Scott J. Bell
Telephone: 503-275-4809
Facsimile: 503-275-5428

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ DANIEL EVANS
Name:	Daniel Evans
Title:	Managing Director

Address for Notices:

Wachovia Bank, National Association
191 Peachtree Street
Atlanta, GA 30303
Attention: Daniel Evans
Telephone: 404-332-4475
Facsimile: 404-332-4058

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ CATHRYN SANTORO
Name:	Cathryn Santoro
Title:	Vice President

Address for Notices:

Wells Fargo Bank West, N.A.
3800 Howard Hughes Parkway
Las Vegas, NV 89109
Attention: Cathy Santoro
Telephone: 702-791-6372
Facsimile: 702-791-6248

SCHEDULE 1

Pricing Schedule – Credit Agreement

This Schedule 1 is attached to and made a part of the Credit Agreement dated as of April 20, 2004, among Caesars Entertainment, Inc., a Delaware corporation, the Lenders, Co-Syndication Agents and Co-Documentation Agents referred to therein, and Bank of America, N.A., as Administrative Agent (the “Credit Agreement”).  Capitalized terms used in this Schedule 1 are used with the meanings set forth for those terms in the Credit Agreement.

The “Euro-Dollar Margin,” “Base Rate Margin,” “Unused Fee Rate”, “IBOR Margin” and “LC Fee Rate” referred to in the Credit Agreement shall be determined for any day on the basis of the Status (as defined below) of the Borrower as of that date, provided that in the event that the Borrower fails to deliver any Compliance Certificate or Pricing Certificate on the date when required by Section 5.01, and it is ultimately determined that the Status of Borrower would have been changed on the basis of such delivery, then (a) the rate at which interest, unused fees, and letter of credit fees accrue under the Credit Agreement shall be increased in accordance with this Schedule, with retroactive effect to the first day of the Pricing Period to which such Compliance Certificate or Pricing Certificate relates, and (b) Borrower shall, within 10 Business Days of a request by the Administrative Agent, make such additional payments to the Lenders through the Administrative Agent as are required to give effect to such increased interest rates, unused fees and letter of credit fees in respect of any payments previously made by Borrower.  As of each date of determination, the Euro-Dollar Margin and Unused Fee Rate shall equal the percentages set forth below under the column corresponding to the Status that exists on such day:

Status	Level I	Level II	Level III	Level IV	Level V
Unused Fee Rate	0.200%	0.200%	0.250%	0.300%	0.300%
Euro-Dollar Margin	0.900%	1.150%	1.500%	1.625%	1.750%

The “IBOR Margin” and the “LC Fee Rate” shall, as of each date of determination, be the percentage which is equal to the then prevailing Euro-Dollar Margin.

The “Base Rate Margin” shall, as of each date of determination, be the percentage, not less than 0.000% per annum, which is equal to the then prevailing Euro-Dollar Margin minus 1.250%

As of each date of determination, the Status of the Borrower shall be determined on the basis of:

(a)                                  the Borrower’s Debt Rating as of that date; or

(b)                                 the Leverage Ratio as of the last day of the fiscal quarter of Borrower ending immediately prior to the first day of the Pricing Period in which such date of determination occurs (the “Applicable Leverage Ratio”);

whichever such criteria yields the more favorable pricing to the Borrower according to the following standards:

1

“Level I Status” exists at any date if, at such date, either (x) the Debt Rating is Superior Investment Grade or higher or (y) the Applicable Leverage Ratio is less than 3.50:1.

“Level II Status” exists at any date if, at such date, (i) either (x) the Debt Rating is Investment Grade or (y) the Applicable Leverage Ratio is less than 4.00:1 and (ii) Level I Status does not exist.

“Level III Status” exists at any date, if, at such date, (i) the Applicable Leverage Ratio is less than 4.50:1 and (ii) neither Level I Status nor Level II Status exists.

“Level IV Status” exists at any date, if, at such date, (i) the Applicable Leverage Ratio is less than 5.00 and (ii) none of Level I Status, Level II Status or Level III Status exists.

“Level V Status” exists at any date if, at such date, no such other Status exists.

2